UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Duke Energy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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526 South Church Street
Charlotte, NC 28202-1802

April 5, 2007

Dear Shareholder:

I am pleased to invite you to our annual meeting to be held on May 10, 2007, in the O. J. Miller Auditorium located in our Charlotte headquarters building.

As explained in the enclosed proxy statement, at this year’s meeting you will be asked to vote for the election of directors, to ratify the selection of the independent public accountant and consider any other business that may properly come before the meeting.

It is important that all Duke Energy shareholders, regardless of the number of shares owned, participate in the affairs of the Company. At Duke Energy’s last annual meeting, in October 2006, over 87 percent of Duke Energy’s shares were represented in person or by proxy.

Even if you plan to attend this year’s meeting, it is a good idea to vote your shares now before the meeting, in the event your plans change. You may mark, date and sign the proxy card and return it using the enclosed, postage-paid envelope. Alternatively, you may also vote by telephone or the Internet. Please follow the voting instructions that are printed on your enclosed proxy card.

Whether you choose to vote by telephone, Internet or mail, your response is greatly appreciated.

We hope you will find it possible to attend this year’s meeting, and thank you for your continued interest in Duke Energy.

Sincerely,

James E. Rogers
Chairman, President and
Chief Executive Officer

Duke Energy Corporation
526 South Church Street
Charlotte, NC 28202-1802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 10, 2007

April 5, 2007

We will convene the annual meeting of shareholders of Duke Energy Corporation on Thursday, May 10, 2007, at 10:00 a.m. in the O. J. Miller Auditorium in the Energy Center located at 526 South Church Street in Charlotte, North Carolina.

The purpose of the annual meeting is to consider and take action on the following:

1.                             Election of directors;

2.                             Ratification of Deloitte & Touche LLP as Duke Energy’s independent public accountant for 2007; and

3.                             Transact any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

Shareholders of record as of the close of business on March 26, 2007, are entitled to vote at the annual meeting. It is important that your shares be represented at this meeting.

Whether or not you expect to be present at the annual meeting, please vote by marking, dating and signing the enclosed proxy card and return it using the enclosed, postage-paid envelope. You may also vote by telephone or Internet. Please follow the voting instructions that are printed on your enclosed proxy card. Regardless of the manner in which you vote, we urge and greatly appreciate your prompt response.

By order of the Board of Directors.

Julia S. Janson
Senior Vice President, Ethics and Compliance and
Corporate Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	On what am I voting?
A:	• Election of directors; and
• Ratification of Deloitte & Touche LLP as Duke Energy Corporation’s (Duke Energy) independent public accountant for 2007.
Q:	Who can vote?
A:

Holders of Duke Energy’s common stock as of the close of business on the record date, March 26, 2007, are entitled to vote at the annual meeting, either in person or by proxy. Each share of Duke Energy common stock has one vote.

Q:	How do I vote?
A:	By Proxy – Before the annual meeting, you can give a proxy to vote your shares of Duke Energy common stock in one of the following ways:
• by telephone;
• by Internet; or
• by completing and signing your proxy card and mailing it in time to be received prior to the annual meeting.

The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on your enclosed proxy card.

If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of Duke Energy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

• FOR the election of all nominees for director; and
• FOR the ratification of the selection of Deloitte & Touche LLP as Duke Energy’s independent public accountant for 2007.

We do not expect that any other matters will be brought before the annual meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the annual meeting. If an issue should arise for vote at the annual meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

In Person – You may come to the annual meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must bring an account statement or letter from the nominee indicating that you were the owner of the shares on March 26, 2007.

Q:	May I change or revoke my vote?
A:	You may change your vote or revoke your proxy at any time by:
• notifying Duke Energy’s Corporate Secretary in writing that you are revoking your proxy;
• providing another signed proxy that is dated after the proxy you wish to revoke;
• using the telephone or Internet voting procedures; or
• attending the annual meeting and voting in person.
Q:	Will my shares be voted if I do not provide my proxy?
A:

It depends on whether you hold your shares in your own name or in the name of a brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the meeting. Brokerage firms generally have the authority to vote customers’ unvoted shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm can vote your shares for the election of directors and for ratification of Deloitte & Touche as Duke Energy’s independent public accountant for 2007 if you do not timely provide your proxy because these matters are considered “routine” under the applicable rules.

Q:	As a participant in the Duke Energy Retirement Savings Plan, how do I vote shares held in my plan account?
A:

If you are a participant in the Duke Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee, by submitting your proxy card, for those shares of Duke Energy common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Duke Energy shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. Because the plan trustee must process voting instructions from participants before the date of the annual meeting, you are urged to deliver your instructions well in advance of the annual meeting so that the instructions are received no later than Friday, May 4, 2007.

Q:	As a participant in the legacy Cinergy 401(k) plans, how do I vote shares held in my plan account?
A:

Cinergy Corp. (Cinergy) sponsors three 401(k) plans that hold shares of Duke Energy common stock: the Cinergy Corp. Non-Union Employees’ 401(k) Plan; the Cinergy Corp. Union Employees’ 401(k) Plan; and the Cinergy Corp. Union Employees’ Savings Incentive Plan. These plans are collectively referred to herein as the “Cinergy 401(k) Plan.” If you are a participant in the Cinergy 401(k) Plan, you have the right to provide voting directions to the plan trustee, by submitting your proxy card, for those shares of Duke Energy common stock that are held by the Cinergy 401(k) Plan and allocated to your plan account. Plan participant voting directions are treated confidentially. If you elect not to provide voting directions, the plan trustee will vote the Duke Energy shares allocated to your plan account as it determines in its discretion. The plan trustee will follow participants’ voting directions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. Because the plan trustee must process voting instructions from participants before the date of the annual meeting, you are urged to deliver your instructions well in advance of the annual meeting so that the instructions are received no later than Friday, May 4, 2007.

Q:	What constitutes a quorum?
A:

As of the record date 1,258,507,528 shares of Duke Energy common stock were issued and outstanding and entitled to vote at the annual meeting. In order to conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange listing standards, does not have discretionary authority to vote on a proposal.

Q:	What vote is needed for these proposals to be adopted?
A:

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting is required to approve the ratification of Deloitte & Touche as Duke Energy’s independent public accountant. In tabulating the vote on any matter other than the election of directors, abstentions will have the same effect as votes against the matter and shares that are the subject of a broker “non-vote” will be deemed absent and will have no effect on the outcome of the vote.

Q:	Who conducts the proxy solicitation and how much will it cost?
A:

Duke Energy is requesting your proxy for the annual meeting and will pay all the costs of requesting shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and request proxies. Georgeson’s fee for these services is $20,000, plus out-of-pocket expenses. We can request proxies through the mail or personally by telephone, telegram, fax or other means. We can use directors, officers and other employees of Duke Energy to request proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Duke Energy common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors

The Board of Directors of Duke Energy currently consists of 10 members. We have a declassified Board of Directors, which means all of the directors are voted on every year at the annual meeting. As of December 31, 2006, we had 15 members on our Board of Directors. However, effective January 2, 2007, in connection with the creation of Spectra Energy Corp (Spectra Energy) and the spin-off of our gas businesses, 5 directors resigned to become directors of Spectra Energy. The 5 directors are Roger Agnelli, Paul M. Anderson, William T. Esrey, Dennis R. Hendrix and Michael E.J. Phelps.

The Corporate Governance Committee, comprised of only independent directors has recommended the following candidates as nominees for directors and the Board of Directors has approved their nomination for election:

William Barnet, III, G. Alex Bernhardt, Sr., Michael G. Browning, Phillip R. Cox, Ann Maynard Gray, James H. Hance, Jr., James T. Rhodes, James E. Rogers, Mary L. Schapiro and Dudley S. Taft.

If any director is unable to stand for election, the Board of Directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

William Barnet, III
Director since 2006 (director of Duke Energy Corporation since 2005)
Chairman, President and Chief Executive Officer
The Barnet Company Inc. and Barnet Development Corporation
Age 64

Mr. Barnet has served as Chairman, President and CEO of the Barnet Company Inc. since 2001 and Barnet Development Corporation since 1990. Both companies are real estate and investment firms. He is the mayor of Spartanburg, S.C. He is also a member of the board of directors of Bank of America.

G. Alex Bernhardt, Sr.
Director since 2006 (director of Duke Energy Corporation since 1991)
Chairman and CEO
Bernhardt Furniture Company
Age 64

Mr. Bernhardt has been associated with Bernhardt Furniture Company, a furniture manufacturer, since 1965. He was named President and a director in 1976 and became Chairman and CEO in 1996.

Michael G. Browning
Director since 2006 (director of Cinergy Corp. since 1994)
Chairman and President
Browning Investments, Inc.
Age 60

Mr. Browning has been Chairman and President of Browning Investments, Inc., a real estate development firm, since 1981. He also serves as owner, general partner or managing member of various real estate entities.

Phillip R. Cox
Director since 2006 (director of Cinergy Corp. since 1994)
President and Chief Executive Officer
Cox Financial Corporation
Age 59

Mr. Cox has served as President and CEO of Cox Financial Corporation, a provider of financial and estate planning services, for over 30 years. He is Chairman of the Board of Cincinnati Bell, Inc. and a director of The Timken Company and Diebold, Incorporated.

Ann Maynard Gray
Director since 2006 (director of Duke Energy Corporation since 1994)
Former Vice President, ABC, Inc. and Former President,
Diversified Publishing Group of ABC, Inc.
Age 61

Ms. Gray was President, Diversified Publishing Group of ABC, Inc., a television, radio and publishing company, from 1991 until 1997, and was a Corporate Vice President of ABC, Inc. and its predecessors from 1979 to 1998. Since 1998 (and for a number of years prior), Ms. Gray served as a director for various public companies, including Duke Energy Corporation. She is a director of Elan Corporation, plc and The Phoenix Companies, Inc.

James H. Hance, Jr.
Director since 2006 (director of Duke Energy Corporation since 2005)
Former Vice Chairman and Chief Financial Officer Bank of America
Age 62

Mr. Hance was Vice Chairman of Bank of America from 1994 until his retirement in 2005 and served as Chief Financial Officer from 1988 to 2004. Since retiring in 2005, Mr. Hance has served as a director for various public companies, including Duke Energy Corporation. Mr. Hance is a certified public accountant and spent 17 years with Price Waterhouse (now PricewaterhouseCoopers LLP). He is a director of Sprint Nextel Corporation, Cousins Properties Incorporated and Rayonier Inc.

James T. Rhodes, Ph.D.
Director since 2006 (director of Duke Energy Corporation since 2001)
Retired Chairman, President and CEO
Institute of Nuclear Power Operations
Age 65

Dr. Rhodes was Chairman and CEO of the Institute of Nuclear Power Operations, a nonprofit corporation promoting safety, reliability and excellence in nuclear plant operation, from 1998 to 1999 and Chairman, President and CEO from 1999 until his retirement in 2001. He served as President and CEO of Virginia Electric & Power Company, a subsidiary of Dominion Resources, Inc., from 1989 until 1997. Dr. Rhodes is a member of the Advisory Council for the Electric Power Research Institute.

James E. Rogers
Director since 2006 (director of Cinergy Corp. since 1993)
Chairman, President and Chief Executive Officer
Duke Energy Corporation
Age 59

Mr. Rogers was Chairman and CEO of Cinergy Corp. from 1994 until its merger with Duke Energy in 2006. He was formerly Chairman, President and CEO of PSI Energy, Inc. from 1988 until 1994. Mr. Rogers is a director of Fifth Third Bancorp and CIGNA Corporation.

Mary L. Schapiro
Director since 2006 (director of Cinergy Corp. since 1999)
Chairman and CEO
National Association of Securities Dealers (NASD)
Age 51

Ms. Schapiro became Chairman and CEO of NASD, the world’s largest private sector securities regulator, on September 1, 2006. She is also a member of the NASD board of governors. She previously served as Vice Chairman of NASD since 2002 and President of the Regulatory Policy and Oversight Division since 1996. She has served as Chairman of the Commodity Futures Trading Commission, participated in the President’s Working Group on Financial Markets and served as a commissioner of the Securities and Exchange Commission. Ms. Schapiro is a director of Kraft Foods Inc.

Dudley S. Taft
Director since 2006 (director of Cinergy Corp. since 1994)
President and CEO
Taft Broadcasting Company
Age 66

Mr. Taft has served as President and CEO of Taft Broadcasting Company, which holds investments in media-related activities, since 1987. He is a director of Fifth Third Bancorp and Tribune Co.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

INFORMATION ON THE BOARD OF DIRECTORS

Board Meetings and Attendance

The Board of Directors of the Company met 8 times during 2006. No director attended less than 75% of the total of the Board meetings and the meetings of the committees upon which he or she served. Ann Maynard Gray was appointed as lead director on April 3, 2006. The lead director is responsible for presiding at Board meetings when the Chairman is not present, presiding at executive sessions of the nonmanagement directors, assisting in developing the Board agenda in collaboration with the Chairman, calling special meetings of the Board of Directors, and serving as a liaison between the independent directors and the Chairman and the Chief Executive Officer. Directors are encouraged to attend the annual meeting of shareholders. Fourteen of 15 directors attended Duke Energy’s last annual meeting of shareholders on October 24, 2006.

Independence of Directors

The Board of Directors may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with Duke Energy or its subsidiaries (references in this proxy statement to Duke Energy’s subsidiaries shall mean its consolidated subsidiaries), either directly or as a shareholder, director, officer or employee of an organization that has a relationship with Duke Energy or its subsidiaries. Independence determinations will be made on an annual basis at the time the Board of Directors approves director nominees for inclusion in the annual proxy statement and, if a director joins the Board between annual meetings, at such time.

The Board of Directors has determined that none of the directors, other than Mr. Rogers, has a material relationship with Duke Energy or its subsidiaries, and are, therefore, independent under the listing standards of the New York Stock Exchange. In reaching this conclusion, the Board of Directors considered all transactions and relationships between each director or any member of his or her immediate family and Duke Energy and its subsidiaries.

To assist in this determination, the Board of Directors adopted the following categorical standards for relationships that are deemed not to impair a director’s independence:

Relationship	Requirements for Immateriality of Relationship
Personal Relationships
The director or immediate family member resides within a service area of, and is provided with utility service by, Duke Energy or its subsidiaries.

•     Utility services must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

The director or immediate family member holds securities issued publicly by Duke Energy or its subsidiaries.	• The director or immediate family member can receive no extra benefit not shared on a pro rata basis.

The director or immediate family member receives pension or other forms of deferred compensation for prior service, or other compensation unrelated to director or meeting fees, from Duke Energy or its subsidiaries.

•     The compensation cannot be contingent in any way on continued service, and

•     The director has not been employed by Duke Energy or any company that was a subsidiary of Duke Energy at the time of such employment for at least three years, or the immediate family member has not been an executive officer of Duke Energy for at least three years and any such compensation that is not pension or other forms of deferred compensation for prior service cannot exceed $10,000 per year.

Business Relationships

Payments for property or services are made between Duke Energy or its subsidiaries and a company associated* with the director or immediate family member who is an executive officer of the associated company.

•     Payment amounts must not exceed the greater of $1,000,000 or 2% of the associated company’s revenues in any of its last three fiscal years, and

•     Relationship must be in the ordinary course of Duke Energy’s or its subsidiary’s business and on arm’s-length terms.

Indebtedness is outstanding between Duke Energy or its subsidiaries and a company associated* with the director or immediate family member.

•     Indebtedness amounts must not exceed 5% of the associated company’s assets in any of its last three fiscal years, and

•     Relationship must be in the ordinary course of Duke Energy’s or its subsidiary’s business and on arm’s-length terms.

The director or immediate family member is a nonmanagement director of a company that does business with Duke Energy or its subsidiaries or in which Duke Energy or its subsidiaries have an equity interest.

• The business must be done in the ordinary course of Duke Energy’s or its subsidiary’s business and on arm’s-length terms.

An immediate family member is an employee (other than an executive officer) of a company that does business with Duke Energy or its subsidiaries or in which Duke Energy or its subsidiaries have an equity interest.

• If the immediate family member lives in the director’s home, the business must be done in the ordinary course of Duke Energy’s or its subsidiary’s business and on arm’s-length terms.

The director and his or her immediate family members together own 5% or less of a company that does business with Duke Energy or its subsidiaries or in which Duke Energy or its subsidiaries have an equity interest.

• None
Charitable Relationships
Charitable donations or pledges are made by Duke Energy or its subsidiaries to a charity associated* with the director or immediate family member.	• Donations and pledges must not result in payments exceeding the greater of $100,000 and 2% of the charity’s revenues in any of its last three fiscal years.
A charity associated* with the director or immediate family member is located within a service area of, and is provided with utility service by, Duke Energy or its subsidiaries.

•     Utility service must be provided in the ordinary course of the provider’s business and at rates or charges fixed in conformity with law or governmental authority, or if the service is unregulated, on arm’s-length terms.

Payments for property or services are made between Duke Energy or its subsidiaries and a charity associated* with the director or immediate family member.	• Relationships must be in the ordinary course of Duke Energy’s or its subsidiary’s business and on arm’s-length terms or subject to competitive bidding.

*                                  An “associated” company or charity is one (a) for which the director or immediate family member is an officer, director, advisory board member, trustee, general partner, principal or employee, or (b) of which the director and immediate family members together own more than 5%.

For purposes of these standards, immediate family members include a director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. For purposes of the contribution relationship described under “Charitable Relationships” above, payments exclude amounts contributed or pledged to match employee contributions or pledges.

Board Committees

The Board of Directors has the five standing committees described below:

•               The Audit Committee selects and retains a firm of independent public accountants to conduct audits of the accounts of Duke Energy and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Duke Energy and its subsidiaries, and makes reports and recommendations to the Board as it deems appropriate. The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Duke Energy by its independent public accountants. Pursuant to this responsibility, the Audit Committee adopted the policy on Engaging External Auditor for Services which provides that the Committee will annually establish detailed services and related fee levels that may be provided by the independent public accountants. See “Independent Public Accountants” on page 16 for additional information on the Audit Committee’s pre-approval policy.

The Board has determined that Ms. Mary L. Schapiro and Mr. James T. Rhodes are “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K. See above for a description of their business experience.

This Committee met 14 times in 2006. Following the merger of Duke Energy and Cinergy, during 2006, the Audit Committee members were Messrs. Phillip R. Cox (Chair), William Barnet, III, G. Alex Bernhardt, Sr., William T. Esrey and James T. Rhodes and Ms. Mary L. Schapiro. Each of these members has been determined to be “independent” within the meaning of Sections 303A.02, 303A.06 and 303A.07 of the NYSE’s listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 and the company’s categorical standards for independence. In addition, each of these members meet the expertise requirements for audit committee membership under the NYSE’s rules and the rules and regulations of the SEC.

•              The Compensation Committee establishes and reviews the overall compensation philosophy, reviews and approves the salaries and other compensation of certain employees, including all executive officers of Duke Energy, reviews and approves compensatory agreements with executive officers, approves equity grants and reviews the effectiveness of, and approves changes to, the compensation program. This Committee also makes recommendations to the Board of Directors on compensation for outside directors.

This Committee met 8 times in 2006. Following the merger of Duke Energy and Cinergy, during 2006, the Compensation Committee members were Messrs. James H. Hance, Jr. (Chair), Roger Agnelli, Dennis R. Hendrix and Dudley S. Taft and Ms. Ann Maynard Gray. Each of these members has been determined to be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and “independent” within the meaning of Section 303A.02 of the NYSE’s listing standards and the company’s categorical standards for independence.

•               The Corporate Governance Committee considers matters related to corporate governance and formulates and periodically revises governance principles. It recommends the size and composition of the Board of Directors and its committees and recommends potential successors to the Chief Executive Officer. This committee also recommends to the Board the slate of nominees, including any nominees recommended by shareholders, for director for each year’s annual meeting and, when vacancies occur, names of individuals who would make suitable directors of Duke Energy. This committee may engage an external search firm or third party to identify or evaluate or to assist in identifying or evaluating a potential nominee. The Committee also performs an annual evaluation of the performance of the Chief Executive Officer with input from the full Board of Directors.

This Committee met 5 times in 2006. Following the merger of Duke Energy and Cinergy, during 2006, the Corporate Governance Committee members were Ms. Ann Maynard Gray (Chair) and Messrs. Michael G. Browning, William T. Esrey, Dennis R. Hendrix and Michael E.J. Phelps and Ms. Mary L. Schapiro. Each of these members has been determined to be “independent” within the meaning of Section 303A.02 of the NYSE’s listing standards and the company’s categorical standards for independence.

•               The Finance and Risk Management Committee reviews Duke Energy’s financial and fiscal affairs and makes recommendations to the Board of Directors regarding dividends, financing and fiscal policies. It reviews the financial exposure of Duke Energy, as well as mitigating strategies, reviews Duke Energy’s risk exposure as related to overall company portfolio and impact on earnings and reviews the financial impacts of major transactions as related to mergers, acquisitions, reorganizations and divestitures.

This Committee met 7 times in 2006. Following the merger of Duke Energy and Cinergy, during 2006, the Finance and Risk Management Committee members were Messrs. Michael E.J. Phelps (Chair), Roger Agnelli, James H. Hance, Jr. and Dennis R. Hendrix and Ms. Ann Maynard Gray.

•               The Nuclear Oversight Committee provides oversight of the nuclear safety, operational and financial performance, and long-term plans and strategies of Duke Energy’s nuclear power program. The oversight role is one of review, observation and comment and in no way alters management authority, responsibility or accountability.

This Committee met 5 times in 2006. Following the merger of Duke Energy and Cinergy, during 2006, the Nuclear Oversight Committee members were Dr. James T. Rhodes (Chair) and Messrs. William Barnet, III, G. Alex Bernhardt, Sr., Michael G. Browning and Dudley S. Taft.

Each committee operates under a written charter adopted by the Board of Directors. The charters are posted on our website at www.duke-energy.com/investors/corporate and are available in print to any shareholder upon request.

Board Committee Membership Roster (as of March 14, 2007)

Name	Audit	Compensation	Corporate Governance	Finance and Risk Management	Nuclear Oversight
W. Barnet, III				•	X
G.A. Bernhardt, Sr.	X				X
M.G. Browning		X	X	X
P.R. Cox	•
A.M. Gray		X	•	X
J.H. Hance, Jr.		•		X
J.T. Rhodes	X				•
J.E. Rogers
M.L. Schapiro	X		X
D.S. Taft		X			X

•                                   Committee Chair

Directors’ Compensation

Annual Retainer and Fees.   Effective as of the April 3, 2006 consummation of the merger with Cinergy, the retainer and meeting fees paid to our outside directors consisted of:

		Meeting Fees
Type of Fee	Fee (Other Than for Meetings)	In-Person Attendance at Meetings Held in Conjunction With a Regular Board Meeting	In-Person Meetings Not Held in Conjunction With a Regular Board Meeting	Telephonic Participation in Meetings
Annual Board Retainer (Cash)	$50,000
Annual Board Retainer (Stock)	$75,000
Board Meeting Fees		$2,000	$2,500	$2,000
Annual Lead Director Retainer	$20,000
Annual Audit Committee Chair Retainer	$20,000
Annual Chair Retainer (Other Committees)	$8,500
Audit Committee Meeting Fees		$3,000	$2,500	$2,000
Nuclear Oversight Committee Meeting Fees		$4,000	$2,500	$2,000
Other Committee Meeting Fees		$2,000	$2,500	$2,000

Annual Stock Retainer for 2006.   In 2006, each director received the portion of his or her annual retainer that was payable in stock in the form of 2,600 phantom shares. The phantom shares were granted under the Duke Energy Corporation 1998 Long-Term Incentive Plan (for individuals who were on the board of Duke Energy prior to the merger with Cinergy) or the Cinergy Corp. 1996 Long-

Term Incentive Compensation Plan (for individuals who were on the board of Cinergy prior to the merger of Duke Energy and Cinergy), and vest on the first anniversary of the merger of Duke Energy and Cinergy.

Deferral Plans and Stock Purchases.   Generally, directors may elect to receive all or a portion of their annual compensation, consisting of retainers and attendance fees, on a current basis, or defer such compensation under the Duke Energy Corporation Directors’ Savings Plan. Up to 50% of annual cash compensation may also be received on a current basis in the form of Duke Energy common stock. Deferred amounts are credited to an unfunded account for the director’s benefit, the balance of which is adjusted for the performance of phantom investment options, including the Duke Energy common stock fund, as elected by the director. Each outside director will receive deferred amounts credited to his or her account generally following termination of his or her service from the Board of Directors, in accordance with his or her distribution elections.

Charitable Giving Program.   Duke Energy maintains a Directors’ Charitable Giving Program under which certain of our current directors remain eligible. Eligibility for this program has been frozen and no director who is not currently eligible may become eligible in the future. Under this program, the Duke Energy Foundation will make, upon the director’s death, donations of up to $1,000,000 to charitable organizations selected by the director. A director may request that donations be made under this program during the director’s lifetime, in which case the maximum donation will be reduced on an actuarially-determined net present value basis. In 2006, a donation of $422,900 was made by Duke Energy to a charitable organization at the request of Mr. G. Alex Bernhardt, Sr. Duke Energy maintains life insurance policies upon eligible directors to fund donations under the program. Eligible directors include only those who were members of the Board of Directors of Duke Energy on February 18, 1998, and certain former directors who previously qualified for this benefit. In addition, Duke Energy maintains The Duke Energy Foundation Matching Gifts Program under which directors (and employees) are eligible for matching contributions of up to $5,000 per director per calendar year to qualifying institutions.

Expense Reimbursement and Insurance.   Duke Energy provides travel insurance to directors and reimburses directors for expenses reasonably incurred in connection with attendance and participation at Board and Committee meetings and special functions.

Gifts.   Duke Energy presented a holiday gift in 2006 to each director on the Board as of December 31, 2006, including Messrs. Anderson and Rogers. The aggregate cost of all the gifts was approximately $5,177.

Stock Ownership Guidelines.   Outside directors are subject to stock ownership guidelines which establish a target level of ownership of Duke Energy common stock (or common stock equivalents) of 4,000 shares. At the end of 2006, the targeted ownership level had been met by all but one director who, having joined the Board of Directors in 2004 has until 2009 to meet the target level. As of the date of this proxy statement, all individuals who are currently on the Board of Directors have met the targeted ownership level.

The following table describes the compensation earned during 2006 by each individual who served as an outside director during 2006.

DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Roger Agnelli	84,750	71,730	0	0	529	157,009
William Barnet, III	118,750	52,654	0	0	5,529	176,933
G. Alex Bernhardt, Sr.	113,250	106,431	1,678	7,680	424,429	653,468
Michael G. Browning	71,500	52,654	0	0	483	124,637
Phillip R. Cox	98,500	52,654	0	0	483	151,637
William T. Esrey	105,205	106,431	1,678	0	5,529	218,843
Ann Maynard Gray	140,500	85,505	1,678	0	1,329	229,012
James H. Hance, Jr.	99,125	52,654	0	0	5,529	157,308
Dennis R. Hendrix	99,250	92,657	0	0	529	192,436
Dr. Max Lennon	19,750	57,873	2,578	10,654	46	90,901
James G. Martin	21,125	57,873	2,578	2,267	2,546	86,389
Michael E.J. Phelps	105,500	85,505	1,678	0	529	193,212
James T. Rhodes	125,500	85,505	1,678	0	4,179	216,862
Mary L. Schapiro	78,500	52,654	0	0	483	131,637
Dudley S. Taft	75,500	73,580	0	0	483	149,563

(1)                         Max Lennon and James G. Martin retired from the Board of Directors of Duke Energy on March 31, 2006. Effective April 3, 2006, the following individuals were appointed to the Board of Directors of Duke Energy in connection with the merger with Cinergy: Michael G. Browning, Phillip R. Cox, James E. Rogers, Mary L. Schapiro and Dudley S. Taft. In connection with the spin-off of Spectra Energy, Roger Agnelli, Paul M. Anderson, William T. Esrey, Dennis R. Hendrix and Michael E.J. Phelps resigned from the Board of Directors effective January 2, 2007 to become directors of Spectra Energy. Paul M. Anderson and James E. Rogers were employed by Duke Energy during 2006 and therefore did not receive compensation for serving as members of the Duke Energy Board of Directors.

(2)                         These columns reflect the aggregate dollar amount recognized for financial statement reporting purposes for 2006 with respect to outstanding phantom share awards and option awards, and include amounts attributable to awards granted in prior years. The aggregate dollar amount was determined in accordance with the provision of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payments (FAS 123R), but without regard to any estimate of forfeitures related to a service-based vesting condition. See Note 20 of the consolidated financial statements in Duke Energy’s Form 10-K as filed with the SEC for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the phantom shares granted to each director during 2006, computed in accordance with FAS 123R, is $28.30. As of December 31, 2006, the aggregate number of option awards outstanding for each director was as follows: Mr. Agnelli: 0; Mr. Barnet: 0; Mr. Bernhardt: 19,600; Mr. Browning: 0; Mr. Cox: 0; Mr. Esrey: 19,600; Ms. Gray: 19,600; Mr. Hance: 0; Mr. Hendrix: 8,000; Dr. Lennon: 19,600; Mr. Martin: 13,000; Mr. Phelps: 4,000; Dr. Rhodes: 8,000; Ms. Schapiro: 35,100; and Mr. Taft: 15,600. As of December 31, 2006, the aggregate number of unvested phantom share awards outstanding for each director was as follows: Mr. Agnelli: 4,488; Mr. Barnet: 2,600; Mr. Bernhardt: 5,928; Mr. Browning: 2,600; Mr. Cox: 2,600; Mr. Esrey: 5,928; Ms. Gray: 5,928; Mr. Hance: 2,600; Mr. Hendrix: 4,488; Dr. Lennon: 0; Mr. Martin: 0; Mr. Phelps: 5,928; Dr. Rhodes: 5,928; Ms. Schapiro: 2,600; and Mr. Taft: 2,600.

(3)                         Includes above-market interest earned on a grandfathered investment fund previously provided under a predecessor plan to the Duke Energy Corporation Directors’ Savings Plan. Participants can no longer defer compensation into the grandfathered investment fund, but continue to be credited with interest at the fixed rate on amounts previously deferred to such fund.

(4)                         As described in the following table, All Other Compensation for 2006 includes matching gift contributions made by the Duke Energy Foundation in the director’s name to a charitable organization, charitable contributions made in the director’s name pursuant to the legacy Duke Energy Corporation Charitable Giving Program, a business travel accident insurance premium of $2,296 that was prorated among the directors based on their actual service on the Duke Energy Board of Directors during 2006 and a holiday gift.

Name(1)	Business Travel Accident Insurance ($)	Matching Charitable Contributions ($)	Charitable Contribution Under the Legacy Duke Energy Corporation Charitable Giving Program ($)	Holiday Gift ($)	Total ($)
Roger Agnelli	184	0	0	345	529
William Barnet, III	184	5,000	0	345	5,529
G. Alex Bernhardt, Sr.	184	1,000	422,900	345	424,429
Michael G. Browning	138	0	0	345	483
Phillip R. Cox	138	0	0	345	483
William T. Esrey	184	5,000	0	345	5,529
Ann Maynard Gray	184	800	0	345	1,329
James H. Hance, Jr.	184	5,000	0	345	5,529
Dennis R. Hendrix	184	0	0	345	529
Dr. Max Lennon	46	0	0	0	46
James G. Martin	46	2,500	0	0	2,546
Michael E.J. Phelps	184	0	0	345	529
James T. Rhodes	184	3,650	0	345	4,179
Mary L. Schapiro	138	0	0	345	483
Dudley S. Taft	138	0	0	345	483

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP
AS DUKE ENERGY’S INDEPENDENT PUBLIC ACCOUNTANT
FOR 2007

Independent Public Accountants

Representatives of Deloitte are expected to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Information on Deloitte’s fees for services rendered in 2005 and 2006 follows.

Type of Fees	FY 2005	FY 2006
	(In millions)
Total Audit Fees(a)	$19.4	$16.0
Audit-Related Fees(b)	4.2	4.7
Tax Fees(c)	8.9	1.5
All Other Fees(d)	0.3	0.1
Total Fees:	$32.8	$22.3

(a)                         Audit Fees are fees billed or expected to be billed by Deloitte for professional services for the audit of Duke Energy’s consolidated financial statements included in Duke Energy’s annual report on Form 10-K and review of financial statements included in Duke Energy’s quarterly reports on Form 10-Q, services that are normally provided by Deloitte in connection with statutory, regulatory or other filings or engagements or any other service performed by Deloitte to comply with generally accepted auditing standards and include comfort and consent letters in connection with SEC filings and financing transactions.

(b)                        Audit-Related Fees are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of an audit or review of Duke Energy’s financial statements, including assistance with acquisitions and divestitures, internal control reviews, employee benefit plan audits and general assistance with the implementation of the SEC rules pursuant to the Sarbanes-Oxley Act.

(c)                         Tax Fees are fees billed by Deloitte for tax return assistance and preparation, tax examination assistance, and professional services related to tax planning and tax strategy.

(d)                        All Other Fees are fees billed by Deloitte for any services not included in the first three categories, primarily translation of audited financials into foreign languages, accounting training and conferences.

To safeguard the continued independence of the independent public accountant, the Audit Committee adopted a policy that provides that the independent public accountants are only permitted to provide services to Duke Energy and its subsidiaries that have been pre-approved by the Audit Committee. Pursuant to the policy, detailed audit services, audit-related services, tax services and certain other services have been specifically pre-approved up to certain fee limits. In the event that the cost of any of these services may exceed the pre-approved limits, the Audit Committee must pre-approve the service. All other services that are not prohibited pursuant to the SEC’s or other applicable regulatory bodies’ rules or regulations must be specifically pre-approved by the Audit Committee. All services performed in 2006 by the independent public accountant were approved by the Audit Committee pursuant to its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS DUKE ENERGY’S INDEPENDENT PUBLIC ACCOUNTANT FOR 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the amount of Duke Energy common stock beneficially owned by the directors, the executive officers listed in the Summary Compensation Table under “Executive Compensation” below (referred to as the Named Executive Officers), and by all directors and executive officers as a group as of March 14, 2007.

Name or Identity of Group	Total Shares Beneficially Owned(1)	Percent of Class
P.M. Anderson	2,054,054
W. Barnet, III	5,719	*
G.A. Bernhardt, Sr.	73,943	*
M.G. Browning	135,644	*
P.R. Cox	10,441	*
F.J. Fowler	1,338,260	*
A.M. Gray	69,771	*
J.H. Hance, Jr.	22,630	*
D.L. Hauser	370,688	*
T.C. O’Connor	138,417	*
J.T. Rhodes	24,485	*
J.E. Rogers	1,534,850	*
M.L. Schapiro	45,058	*
R.G. Shaw	720,572	*
D.S. Taft	95,179	*
Directors and executive officers as a group (23)	7,801,818	*

*                                 Represents less than 1%.

(1)                         Includes the following number of shares with respect to which directors and executive officers have the right to acquire beneficial ownership within sixty days of March 14 2007: P.M. Anderson – 1,100,000; W. Barnet, III – 37; G.A. Bernhardt, Sr. – 18,800; M.G. Browning – 5,449; P.R. Cox – 5,449; F.J. Fowler – 1,065,715; A.M. Gray – 48,165; J.H. Hance, Jr. – 0; D.L. Hauser – 197,215; T.C. O’Connor – 86,400; J.T. Rhodes – 8,547; J.E. Rogers – 216,216; M.L. Schapiro – 35,560; R.G. Shaw – 618,100; D.S. Taft – 15,600; and all directors and executive officers as a group – 4,116,259.

The following table lists the beneficial owners of 5% or more of Duke Energy’s outstanding shares of common stock as of December 31, 2006. This information is based on the most recently available reports filed with the SEC and provided to us by the companies listed.

	Shares of common stock
Name and Address of Beneficial Owner	Beneficially Owned	Percentage
State Street Bank and Trust Company	92,403,901(1)	7.4%

(1)                         According to the Schedule 13G filed by State Street Bank and Trust Company, these shares are beneficially owned by its clients, and State Street Bank and Trust Company has sole voting power with respect to 39,789,779 shares, shared voting power with respect to 52,614,122 shares, and sole dispositive power with respect to all of these shares.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Duke Energy’s audited financial statements for the fiscal year ended December 31, 2006.

The purpose of the Audit Committee is to assist the Board in its general oversight of Duke Energy’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.duke-energy.com/investors/governance.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent public accountants. Management is responsible for the preparation, presentation and integrity of Duke Energy’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and, evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

We reviewed the Company’s audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements were prepared in accordance with generally accepted accounting principles.

In addition, management completed the documentation, testing and evaluation of Duke Energy’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (“Form 10-K”) filed with the SEC, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2007.

The Audit Committee has discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” that relates to Deloitte’s independence from Duke Energy and its subsidiaries and the Audit Committee has discussed with Deloitte the firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Duke Energy’s Form 10-K, for filing with the SEC.

Audit Committee
Phillip R. Cox (Chair)
William Barnet, III
G. Alex Bernhardt, Sr.
James T. Rhodes
Mary L. Schapiro

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of Duke Energy has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Duke Energy 2006 Form 10-K and this Proxy Statement.

Compensation Committee
James H. Hance, Jr. (Chair)
Michael G. Browning (effective February 27, 2007)
Ann Maynard Gray
Dudley S. Taft

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about Duke Energy’s compensation objectives and policies for the named executive officers and give context for the numbers and narrative descriptions that follow. As the Compensation Committee of the Board of Directors of Duke Energy (the “Committee”) is responsible for making the compensation decisions for Duke Energy’s executive officers, including the named executive officers, the discussion begins with a brief overview of the Committee and its processes, and then proceeds to outline the objectives and details of Duke Energy’s compensation program.

Committee Overview

The Committee is comprised entirely of non-employee directors, each of whom is considered to be “independent” under the currently applicable listing standards of the New York Stock Exchange, to be a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and to be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Currently, the Committee members are Ms. Ann Maynard Gray and Messrs. James H. Hance, Jr. (Chair), Michael G. Browning and Dudley S. Taft.

The Committee operates under a written charter adopted by the full Board, which is available at www.duke-energy.com/investors/governance. The fundamental responsibilities of the Committee are to: (1) establish and review the overall compensation philosophy of Duke Energy; (2) review and approve the annual salary, short-term incentive opportunities, long-term incentive opportunities, and other benefits of the Chief Executive Officer and other executive officers; (3) review and approve any employment or severance agreement entered into with an executive officer; (4) approve equity grants under Duke Energy’s long-term incentive plan; (5) review the effectiveness of Duke Energy’s compensation program in obtaining desired results and approve any changes thereto; and (6) review and recommend to the full Board the compensation of non-employee directors.

Committee Meetings

The Committee meets as often as is necessary to perform its duties and responsibilities. The Committee’s Chair collaborates with management to establish the meeting agenda. The Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials the Committee has specifically requested. Depending on the agenda for a particular meeting, these materials may include such things as information relating to: (1) the competitiveness of executive and/or director compensation programs based on market data; (2) the total compensation provided to executives; (3) trends in compensation and/or benefits; (4) executive and director stock ownership levels; and (5) corporate and individual performance compared to predetermined objectives.

In 2006, the Committee met 8 times, and the Committee has met 4 times so far during fiscal 2007.

Committee Advisors

The Compensation Committee Charter grants the Committee authority to engage advisors and compensation consultants. In this regard, the Committee has engaged Frederic W. Cook & Company, Inc. to report directly to the Committee as its independent consultant. Frederic W. Cook & Company, Inc. provides various services in this capacity, including, but not limited to, providing advice on best practices and analysis of meeting materials prepared by management. A representative of Frederic W. Cook & Company, Inc. generally attends each Committee meeting.

Committee Effectiveness

As required in its charter, the Committee reviews its performance annually. Based on the results of this self-evaluation, the Committee modifies its procedures to improve its effectiveness.

Management’s Role in the Compensation-Setting Process

The most significant aspects of management’s role in the compensation-setting process are (1) recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with Duke Energy’s business strategies; (2) compiling, preparing and distributing materials for Committee meetings, including market data; (3) recommending performance targets and objectives; and (4) assisting in the evaluation of employee performance. Each year, management reviews the performance of each executive within the purview of the Committee (other than the Chief Executive Officer and the Executive Chairman whose performance is reviewed by the Corporate Governance Committee). The conclusions reached and recommendations based on these reviews, including with respect to any salary adjustments and annual award amounts, are presented to the Committee. The Committee exercises its discretion in modifying recommended adjustments and awards for executives.

Objectives of the Compensation Program

The guiding principle of Duke Energy’s compensation philosophy is that pay should be linked to performance with significant upside and downside potential depending upon actual results as compared to predetermined measures of success. It follows that, as discussed in more detail below, historically, more than half of the compensation opportunity of the executives within the purview of the Committee has been provided in the form of short-term and long-term incentives. These incentives yield varying levels of compensation and associated costs, including zero in the event of poor performance, depending upon the extent to which predetermined corporate, business unit and individual goals are achieved. The Committee also believes that Duke Energy’s overall compensation levels should be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results, while at the same time be set at responsible levels. Consistent with these principles, the Committee has approved compensation programs intended to:

•              Attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives and key employees employed by companies of similar size, complexity and lines of business;

•              Motivate executives and key employees to achieve strong financial and operational performance;

•              Emphasize performance-based compensation, which balances rewards for short-term and long-term results;

•              Reward individual performance;

•              Link the interests of executives with shareholders by providing a significant portion of total pay in the form of stock-based incentives and requiring target levels of stock ownership; and

•              Encourage long-term commitment to Duke Energy.

Setting Executive Compensation Consistent with Duke Energy’s Compensation Philosophy

In December of each year, the Committee generally reviews each component of compensation, including base pay, short-term incentive opportunities and long-term incentive opportunities, of each executive under its purview, using the appropriate external and internal data (as described below) with any resulting adjustments being effective on the first day of the following year. As part of its decision making process, the Committee reviews data from market surveys and proxy statements, when available, to assess competitiveness and ensure that its compensation actions are appropriate and reasonable and consistent with its philosophy, in light of the various markets in which Duke Energy competes for talent. The Committee also focuses on internal pay equity and considers skills, experience and other factors, such as developmental and rotational assignments, that may affect the competiveness of compensation for a given year.

In December 2005, the Committee met to establish compensation levels for 2006. This was prior to the merger between Duke Energy and Cinergy. Consistent with its compensation philosophy, the Committee established base salaries at a level that approximated the median salaries of individuals in comparable positions and markets and established short-term incentive opportunities intended to provide total cash compensation (i.e., base salary and short-term incentive opportunity) at the market median for individuals in comparable positions and markets in the event of the achievement of target performance and above market median in the event of outstanding financial, operational and individual results. Additionally, in furtherance of the Committee’s objective of aligning executives’ and shareholders’ interests and to provide a retention incentive, the Committee focused on ensuring that equity-based compensation (i.e., long-term incentive compensation) constituted a significant component of the compensation for the executives within its purview. In June 2006, additional adjustments were made to compensation levels for the management team of the merged company. The Committee reviewed market surveys comparing each element of total compensation against comparable companies.  To determine the most appropriate benchmark, specific attributes of the executive positions were considered, including relevant industry talent pool, revenue scope, roles and responsibilities, internal pay equity and data availability.  Depending on the specific position benchmarked, market data was sourced from one of the following two Towers Perrin compensation surveys: (i) the 2006 CDB Energy Services Industry Executive Compensation Database, which consists of 96 companies from the energy services industry; and (ii) the 2006 CDB General Industry Executive Compensation Database, which consists of 363 companies from a variety of industries.

Due to change in the scope and scale of Duke Energy as a result of recent corporate transactions, including, but not limited to (i) the spin-off of Spectra Energy; (ii) the sale of the marketing and trading business; and (iii) the sale of a portion of Crescent Resources, the competitive positioning at target performance has moved above median for some executives. The Committee has developed an approach that, over time, will re-align the competitive positioning consistent with the compensation philosophy of targeting total cash compenstion at market median for target performance. The long-term incentive opportunity of certain executives, however, may be above the market median when target performance is achieved.

The Committee designed the Duke Energy 2007 long-term incentive program to provide long-term incentive opportunities that are above the market median for individuals in comparable positions and markets if target performance is achieved and significant upside opportunity if outstanding results are achieved.

Elements of Duke Energy’s Compensation Program and Why Each Element Was Chosen (How It Relates to Objectives)

As discussed in more detail below, during 2006 the principal components of compensation for the named executive officers were:

•              base salary;

•              short-term incentive compensation;

•              long-term equity incentive compensation;

•              retention awards;

•              retirement and other benefits; and

•              severance.

Base Salary.   Base salaries for named executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys and internal comparisons. The Committee approves all salary adjustments for executive officers (other than Messrs. Anderson and Rogers, who do not receive base salaries).

Short-Term Incentives.   Short-term incentive opportunities are provided to the named executive officers (other than Messrs. Anderson and Rogers, who do not participate in the short-term incentive program) under the Duke Energy Corporation Executive Short-Term Incentive Plan (“STI Plan”) to promote the achievement of annual performance objectives. Each year the Committee establishes the threshold, target and maximum incentive opportunities for each participating named executive officer, which is based on a percentage of his or her base salary, along with the individual, corporate and/or business unit goals that must be achieved to receive those incentive opportunities.

During 2006, eighty percent (80%) of this opportunity was based on achievement of corporate and/or business unit financial goals, and the remaining twenty percent (20%) was based on achievement of individual goals. The primary 2006 corporate goal consisted of a pre-established on-going earnings per share (“EPS”) goal. Mr. O’Connor and Dr. Shaw also were subject to a business unit goal based upon the 2006 earnings before interest and taxes (“EBIT”) of the U.S. Franchised Electric and Gas business unit.

The Committee included a safety penalty in the 2006 short-term incentive program in order to encourage a continued focus on safety. In particular, in the event of a fatality of any Duke Energy employee, contractor or sub-contractor during 2006, the short-term incentive opportunity of each executive who participated in Duke Energy’s long-term incentive program during 2006 would be reduced by 5%. The incentive opportunities and related individual, corporate and/or business unit goals for 2006 are described in more detail on pages 39-40.

As discussed in more detail on page 39, pursuant to the guidelines adopted at the time the 2006 program was established in February 2006, the Committee reduced the threshold, target and maximum performance levels for the 2006 on-going EPS goal from $1.75, $1.90 and $2.10 to $1.69, $1.84 and $2.04, respectively, in order to reflect the earnings impact of the partial divestiture of Crescent Resources and the divestiture of Duke Energy’s energy marketing and trading business. Duke Energy achieved a result between the target and maximum performance levels with respect the adjusted corporate EPS goal.

Also, as discussed above, a U.S. Franchised Electric and Gas business unit EBIT goal applied with respect to the 2006 short-term incentive opportunities of Mr. O’Connor and Dr. Shaw. Although actual performance was less than the threshold level of performance by approximately 3.5%, in light of the extraordinary effort in connection with the completion of the merger and integration of the regulated segment of the business, the Committee exercised discretion and approved a payout level corresponding to threshold achievement with respect to this U.S. Franchised Electric and Gas business unit EBIT goal. More detail regarding the U.S. Franchised Electric and Gas business unit EBIT goal is set forth on page 40.

For 2006, Mr. Hauser and Dr. Shaw achieved maximum performance with respect to individual goals, which corresponds to a payout of 150% of target, and Messrs. Fowler’s and O’Connor’s achievements with respect to individual goals corresponded to a payout equal to 117.50% and 143.75% of target, respectively. The corporate, business unit and individual performance discussed above as well as the application of the 5% safety reduction resulted in 2006 STI Plan payouts equal to $543,396, $797,747, $410,427, and $390,652 for Messrs. Hauser, Fowler and O’Connor and Dr. Shaw, respectively.

For 2007, each executive officer, except Mr. Rogers, will again participate in the STI Plan. Each named executive officer’s incentive will be based on a corporate financial objective, which again will be based on Duke Energy’s ongoing EPS for 2007 and will be weighted 80%, and operational or individual objectives, which will be weighted 20% in the aggregate. Similar to 2006, each executive officer will be subject to up to a 5% reduction in their STI Plan payout in the event a predetermined safety goal is not achieved; additionally, the 2007 short-term incentive awards of the entire non-union employee population (except for Mr. Rogers, who does not participate in the short-term incentive program), will be increased by 5% if there are no employee, contractor or subcontractor fatalities in 2007.

Long-Term Incentives.   Long-term incentive opportunities are provided to the named executive officers (other than Messrs. Anderson and Rogers, who do not participate in the long-term incentive program) to align executive and shareholder interests in an effort to maximize shareholder value. In this regard, each year the Committee reconsiders the design and amount of the long-term incentives and generally grants equity awards at the Committee’s first regularly-scheduled meeting each year. Duke Energy’s executives do not have a role in selecting the date on which long-term incentives are granted.

In 2006, due to the April 3, 2006 merger of Duke Energy and Cinergy, long-term incentives were granted at the first meeting of the Committee that occurred following consummation of the merger, and the 2006 long-term incentive opportunities of certain executive officers, including Mr. O’Connor, were later increased due to increases in responsibilities. Except for Messrs. Anderson and Rogers, who did not participate in the long-term incentive program in 2006, one-half of each named executive officer’s 2006 long-term incentive opportunity was provided in the form of phantom shares and the remaining half was provided in the form of performance shares, as follows:

Name	Grant Date	Performance Shares (at Target Level)	Phantom Shares
David L. Hauser	4/4/2006	23,810	23,810
Fred J. Fowler	4/4/2006	36,640	36,640
Thomas C. O’Connor	4/4/2006	15,540	15,540
Thomas C. O’Connor	7/1/2006	3,500	3,500
Ruth G. Shaw	4/4/2006	19,870	19,870

The 2006 phantom shares generally vest in equal portions on each of the first five anniversaries of April 4, 2006, provided the recipient continues to be employed by Duke Energy or his or her employment terminates by reason of retirement. The 2006 performance shares generally vest only to the extent that certain total shareholder return (“TSR”) targets for the three-year period from January 1, 2006 to December 31, 2008 are met as compared with the TSR of a peer group of companies. As discussed in more detail on pages 34-35, the terms of the 2006 phantom share and performance share awards were modified upon the spin-off of Duke Energy’s gas businesses to form Spectra Energy.

More details regarding the 2006 long-term incentive program, including the opportunity levels of the named executive officers and the detailed terms of the applicable performance share and phantom share award agreements are set forth on pages 40-42.

The 2004 performance share cycle commenced on January 1, 2004 and ended on December 31, 2006. In order to align the interests of executives and shareholders, the award agreements for the performance shares granted under this 2004 cycle generally provided that the shares would vest only to the extent that Duke Energy’s TSR targets for the three-year period from January 1, 2004 to December 31, 2006 were met as compared with the TSR of a peer group of companies. The following table illustrates how the performance share payouts directly align participants’ pay to Duke Energy’s performance:

Relative TSR Performance Percentile	Percent Payout of Target Performance Shares
80th Percentile or Higher	125%
70th Percentile (Target)	100%
55th Percentile	50%
40th Percentile or below	0%

Performance shares earned are interpolated for TSR performance between these percentiles. For this purpose, (1) TSR refers to the change in fair market value over a specified period of time, expressed as a percentage of an initial investment in common stock, with dividends reinvested, and (2) the applicable peer group consists of the companies in the S&P 500. In August 2006, in order to prevent possible distortion resulting from a one day fluctuation in stock price, the Committee approved an amendment to the terms of the 2004 performance shares modifying the awards to provide that the average TSR for the final 30 business days of the period would be considered the TSR at the end of the period.

As was the case for the 2006 grants, phantom share grants (including those in the 2004 cycle) have historically vested in equal portions on each of the first five anniversaries of the grant date. The 2004 phantom share awards provided for accelerated vesting of any remaining unvested phantom shares (or a prorated portion thereof for retired participants) in the event Duke Energy’s TSR for the 2004-2006 period as compared with the TSR of the S&P 500 was at or above the 70th percentile.

Duke Energy achieved a relative TSR percentile ranking of 75.6 for the 2004-2006 period, which corresponded to (i) a payout of 114.0% of the target level of performance shares, and (ii) accelerated vesting of the phantom shares granted as part of the 2004 cycle. As discussed in more detail on pages 34-35, the terms of all outstanding phantom share and performance share awards were modified upon the spin-off of Spectra Energy by splitting the outstanding equity awards into Duke Energy and Spectra Energy equity awards.  The following table lists the performance shares and phantom shares (granted under the 2004 cycle) in which the named executive officers (other than Messrs. Anderson and Rogers) became vested in 2006:

	Performance Shares		Phantom Shares
Name	Duke	Spectra	Duke	Spectra
David L. Hauser	24,013	12,006	12,636	6,318
Fred J. Fowler	64,250	32,125	33,816	16,908
Thomas C. O’Connor	18,204	9,102	9,582	4,791
Ruth G. Shaw	33,343	16,671	17,550	8,775

With respect to the 2007 long-term incentive compensation program, the Committee has maintained the equal mix between phantom shares and performance shares. However, the 2007 phantom share awards are subject to a three-year vesting schedule rather than the five-year schedule used for previous cycles. The 2007 performance share grants generally will vest only to the extent two predetermined measures are achieved. The vesting of fifty percent of the performance shares will be based on Duke Energy’s TSR performance as compared to the Philadelphia Utilities Index for the three-year period commencing on January 1, 2007 and ending on December 31, 2009, as follows:

Relative TSR Performance Percentile	Percent Payout of Target Performance Shares
70th Percentile or Higher	150%
50th Percentile (Target)	100%
30th Percentile	50%
Lower than 30th Percentile	0%

The vesting of the remaining performance shares will be based on Duke Energy’s actual 3-year compounded annual growth rate in ongoing EPS (“CAGR”), as follows:

Achieved CAGR	Percent Payout of Target Performance Shares
6% or higher	150%
5% (Target)	100%
4%	50%
Lower than 4%	0%

In addition to the annual grants under the long-term incentive program, from time to time, the Committee may grant additional long-term incentives to recognize increased responsibilities or special contributions, to attract new hires, to retain executives, or to recognize other special circumstances. Stock options are among the equity-based compensation vehicles that may be granted to individual executives in appropriate circumstances. For example, as described in more detail below, the Committee granted a stock option to Mr. Rogers immediately following the merger with Cinergy. However, the Committee has not granted stock options as a regular component of the long-term incentive program since 2003. Duke Energy’s long-term incentive plan, the Duke Energy Corporation 2006 Long-Term Incentive Plan, prohibits the repricing of stock options and the granting of “in the money options” (i.e., options with an exercise price below the grant date fair market value of a share of Duke Energy common stock).

As described in more detail below, Duke Energy has established a stock ownership policy to complement its long-term incentive program. The ownership policy applies to the Chief Executive Officer, all executives who participate in the long-term incentive program and all members of the Duke Energy Corporation Board of Directors.

Retention Awards.   The Committee may grant retention awards from time to time to retain executives or to recognize other special circumstances. In 2006, immediately following the merger with Cinergy, Duke Energy granted retention awards to several of its executive officers, including Messrs. Hauser and O’Connor and Dr. Shaw. As described in more detail on page 58, Dr. Shaw’s award was cancelled on October 23, 2006 and the awards to Messrs. Hauser and O’Connor generally vest, subject to continued employment, on the second anniversary of the date of the merger with Cinergy, at which time the recipient will receive a fixed cash payment.

Retirement and Other Benefits.   These benefits are comparable to the benefits provided by peers of Duke Energy, as determined based on market surveys, and provide an important tool for the attraction and retention of employees. Duke Energy provides employee benefits to the named executive officers under several different plans. Messrs. Anderson and Rogers do not participate in any of these employee benefit plans on a going forward basis except with respect to the receipt of health and welfare benefits; however, they maintain balances under certain of these plans reflecting previously accrued benefits.

The Duke Energy Retirement Savings Plan, a “401(k) plan,” is generally available to all Duke Energy employees in the United States. The plan is a tax-qualified retirement plan that provides a means for employees to save for retirement on a tax-deferred basis and to receive an employer matching contribution. Earnings on amounts credited to the Duke Energy Retirement Savings Plan are determined by reference to investment options (including a Duke Energy Common Stock Fund) selected by each participant.

The Duke Energy Executive Savings Plan is offered to a select group of management, including the named executive officers. The plan enables these employees to defer compensation, and receive employer matching contributions, in excess of the limits of the Internal Revenue Code of 1986, as amended, that apply to qualified retirement plans such as the Duke Energy Retirement Savings Plan. Earnings on amounts credited to the Duke Energy Executive Savings Plan are determined by reference to investment options similar to those offered under the Duke Energy Retirement Savings Plan.

The Duke Energy Retirement Cash Balance Plan is generally available to all Duke Energy employees in the United States. It provides a defined benefit for retirement, the amount of which is based on a participant’s cash balance account balance, which grows with monthly pay and interest credits.

The Duke Energy Executive Cash Balance Plan is offered to a select group of management, including the named executive officers. The plan provides these employees with the retirement benefits to which they would be entitled under the Duke Energy Retirement Cash Balance Plan but for certain limits contained in the Internal Revenue Code of 1986, as amended.  Additionally, supplemental credits have been made to this plan on behalf of certain executives when determined to be reasonable and appropriate (e.g., to reflect conversions of amounts previously accrued under nonqualified final average pay retirement plans).

With the exception of certain grandfathered life insurance benefits provided to Mr. Hauser and Dr. Shaw, Duke Energy provides the named executive officers with the same health and welfare benefits as it provides to all other similarly-situated employees, at the same cost charged to all other eligible employees. The named executive officers are also entitled to the same post-retirement health and welfare benefits as those provided to similarly-situated retirees. Additionally in 2006, Duke Energy provided the named executive officers with certain other perquisites, which are disclosed in footnote 5 to the “Summary Compensation Table” on page 38.

Compensation of the Chief Executive Officer

As stated above, the Committee is responsible for establishing the compensation of the Chief Executive Officer. The Committee’s objective in this regard is to motivate and retain a Chief Executive

Officer who is committed to delivering sustained superior performance for all of Duke Energy’s stakeholders. In order to ensure a thorough consideration of prior year results, the Committee reviews and approves the compensation of the Chief Executive Officer based upon input from the Corporate Governance Committee regarding the Chief Executive Officer’s performance and informs the Board of any adjustments or actions.

Paul M. Anderson

Mr. Anderson served as the President, Chief Executive Officer and Chairman of the Board of Directors of Duke Energy until its merger with Cinergy on April 3, 2006, at which time Mr. Rogers became the President and Chief Executive Officer and Mr. Anderson assumed the role of Executive Chairman of the Board of Directors. On January 2, 2007, Mr. Anderson retired from Duke Energy in connection with Duke Energy’s spin-off of Spectra Energy.

As described in more detail on page 55, the employment agreement between Duke Energy and Mr. Anderson compensated Mr. Anderson substantially in the form of stock-based compensation in lieu of base salary, annual cash incentives and certain employee benefits. During 2006, effective with Duke Energy’s merger with Cinergy, Duke Energy and Mr. Anderson mutually agreed that, in light of the change in Mr. Anderson’s role and responsibilities, his maximum performance share award for 2006 would be reduced from the 120,000 shares originally contemplated in his employment agreement to 70,000 shares.

The vesting of 30,000 of these performance shares continued to be based 80% on Duke Energy’s on-going EPS and 20% on previously-established objectives, which consisted of strategic goals relating to such things as completion of the merger with Cinergy; building a high performance culture focused on safety, diversity and inclusion, employee development, leadership and results; positioning Duke Energy for growth in 2007 and beyond; completion of the divestiture of the energy marketing and trading segment; and, building credibility through leadership on key policy issues, transparent communications and excellent customer service. The vesting of the remaining 40,000 performance shares was based on the extent to which Mr. Anderson attained certain strategic objectives established shortly following the merger, which were based on his success in resolving the issues of desirability of separating the gas and electric businesses, achieving a successful integration of Cinergy, resolving other strategic issues, and enhancing shareholder value by being an external voice for Duke Energy to the investment community.

Based on the actual level of achievement of the objectives related to Mr. Anderson’s performance shares for 2006, Mr. Anderson earned 66,500 of his 70,000 performance shares for 2006, after application of the same 5% safety penalty that was otherwise applicable under the 2006 short-term incentive program. Because he remained employed with Duke Energy during the entire term of his employment agreement, Mr. Anderson also became fully vested in the stock options and phantom shares granted pursuant to his employment agreement, and the stock options became exercisable.

Following Mr. Anderson’s retirement, pursuant to the terms of the employment agreement and the documents memorializing the spin-off of Spectra Energy, he received the payment of earned and vested phantom shares and performance shares in the form of Duke Energy common stock and Spectra Energy common stock. The options were also adjusted upon the spin-off of Spectra Energy such that they were split between options issued by Duke Energy and Spectra Energy. More information regarding the treatment of outstanding equity awards upon the spin-off of Spectra Energy is set forth on pages 34-35.

James E. Rogers

Effective upon Duke Energy’s merger with Cinergy, Duke Energy entered into a three-year employment agreement with Mr. Rogers to provide for his employment as President and Chief Executive Officer. The agreement, which is described in more detail on pages 55-56, is similar to Mr. Anderson’s agreement in that it compensates Mr. Rogers substantially in the form of equity-based compensation in order to directly align Mr. Rogers’ interests with those of the shareholders by making his compensation directly contingent upon stock price, performance and dividend yield. Under the agreement, Mr. Rogers will not receive a base salary and will not be eligible to participate in cash bonus programs. Instead, he will be compensated substantially through the following equity awards.

First, Mr. Rogers received an option to purchase 1,877,646 shares of Duke Energy common stock at a per share exercise price equal to the fair market value of a Duke Energy share on the date of grant. The option vests ratably in annual installments over three years. Mr. Rogers generally will be prohibited from selling stock acquired pursuant to the option until April 3, 2009 (or, if earlier, upon termination of employment). Second, Mr. Rogers received 258,180 phantom shares, one-twelfth of which were vested upon grant and one-twelfth of which vest each quarter thereafter. Finally, Mr. Rogers received 322,800 performance shares. The performance share award will vest in three equal tranches dependent upon the satisfaction of performance criteria established by the Committee for each of 2006, 2007 and 2008. For 2006, the performance criteria were weighted 80% on Duke Energy’s on-going EPS and 20% on individual strategic and operational goals based on such things as achieving merger synergy targets, improving organizational performance, divesting of the energy marketing and trading business, completing the spin-off of the gas businesses, completing the partial divestiture of Crescent Resources, and nurturing community and customer relationships. The vested phantom shares and performance shares will not be paid until April 3, 2009 (or, if earlier, upon the termination of employment), and will earn fully vested and currently payable cash dividend equivalents while they remain outstanding but unpaid.

Based on the actual level of achievement of the objectives related to Mr. Rogers’ performance shares for 2006, Mr. Rogers earned 102,220 of his 107,600 performance share opportunity for 2006, after application of the same 5% safety penalty that was otherwise applicable under the 2006 short-term incentive program. As was the case for Mr. Anderson, Mr. Rogers’ equity grants were adjusted in connection with the spin-off of Spectra Energy such that, post-spin, they consist of both Duke Energy and Spectra Energy shares as discussed in more detail on pages 34-35.

Mr. Rogers’ employment agreement provides him a 2007 performance share opportunity consisting of 107,600 performance shares that will vest to the extent certain performance criteria are met. For 2007, the performance criteria are weighted 80% on Duke Energy’s on-going EPS and 20% on individual strategic and operational goals that are based on such things as achieving certain growth targets; effectively executing strategies relating to succession and workforce planning, employee engagement, diversity and inclusion programs; completion of scalable platform initiatives; effectively executing strategies relating to key safety performance indicators and operational performance; and, leading on key policy issues.

Other Compensation Policies

Stock Ownership Policy:   Duke Energy has adopted a stock ownership policy for executive officers and other key employees who receive long-term incentives. To reinforce the importance of stock ownership, an employee who is subject to the policy and who does not achieve his or her ownership target by the applicable date will become ineligible for future long-term incentives unless he or she elects to apply all short-term incentive payments to the purchase of Duke Energy common stock until his or her target ownership level is achieved. As of December 31, 2006, the stock ownership guidelines were as follows:

Position	Number of Shares
Chairman and Chief Executive Officer	100,000
Group Executive and Head of a Major Business Unit	28,000
All Other Executives Subject to Guidelines	2,000-14,000
Non-Employee Directors	4,000

Each employee is required to satisfy the ownership target within five years after becoming subject to the policy. All executive officers whose stock ownership guideline target date was on or before December 31, 2006 have met the ownership target.

Limit on Severance Agreements:   As discussed in more detail on pages 54-60, certain severance protections are offered to the named executive officers. The Committee believes that the protection provided through these severance arrangements is appropriate as it diminishes the potential distraction of the executives by virtue of the personal uncertainties and risks associated with their roles, especially in the context of a potential change in control. During 2006, Duke Energy approved a policy pursuant to which it will seek shareholder approval for any future agreement with certain individuals (e.g., a named executive officer) that provides certain severance benefits in excess of 2.99 times the sum of the executive’s base salary and annual bonus, plus the value of continued participation in welfare, retirement and equity compensation plans determined as if the executive remained employed for 2.99 additional years. Under the policy, Duke Energy also will seek shareholder approval of any such agreement that provides for the payment of any tax gross-ups by reason of the executive’s termination of employment, including reimbursement of golden parachute excise taxes.

Corporate Transactions

Recently, Duke Energy accomplished two significant transactions that have impacted its executive compensation programs. The first was its April 3, 2006 merger with Cinergy. As a result of this merger, Duke Energy is faced with the challenge of integrating the Duke Energy executive compensation structure and the legacy Cinergy structure. Presently, the combined entity is continuing its efforts to move the legacy Cinergy executive population to the Duke Energy executive compensation model. In this regard, the final average pay retirement benefit previously provided under the Cinergy Corp. Supplemental Executive Retirement Plan is being phased out, as is Cinergy’s perquisite policy.

The second such transaction was the spin-off of Duke Energy’s gas businesses to form Spectra Energy, effective January 2, 2007. Effective with the spin-off, equitable adjustments were made with respect to stock options and outstanding equity awards (together, “awards”) relating to Duke Energy common stock. All such awards were adjusted into two separate awards, one relating to Duke Energy common stock and one relating to Spectra Energy common stock. This adjustment was made such that the number of shares relating to the award covering Spectra Energy common stock was equal to the number of shares of Spectra Energy common stock that the award holder would have received in the distribution had the Duke Energy award represented outstanding shares of Duke Energy common stock (i.e., a ratio of 0.5 shares of Spectra Energy common stock for every one share of Duke Energy common stock). With respect to stock options, the per share option exercise price of the original Duke Energy stock option was proportionally allocated between the two types of stock options taking into account the distribution ratio and the relative per share trading prices immediately following the distribution. The resulting Duke Energy and Spectra Energy awards continue to be subject to the vesting schedule under the original Duke Energy award agreement. For purposes of vesting and the post-termination exercise periods applicable to the options, continued employment with Duke Energy or Spectra Energy is considered to be continued employment with the issuer. In the case of performance units, TSR is determined for periods following December 31, 2006, based on an equally-weighted average of the TSR of Duke Energy and the TSR of Spectra Energy. The adjustments preserved, but did not increase, the value of the equity awards.

Tax and Accounting Implications

Deductibility of Executive Compensation:   The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Duke Energy generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to shareholder-approved plans is not subject to the deduction limit as long as such compensation is approved by “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. During 2006, a Subcommittee for Performance-Based Compensation, which was comprised of those Committee members who qualified as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, approved compensation that was intended to satisfy the performance-based compensation exception.

While the Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit of Section 162(m) of the Internal Revenue Code, the Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interests of shareholders. For example, phantom share awards received by certain employees may not be deductible for federal income tax purposes, depending on the amount and other types of compensation received by such employees.

Accounting for Stock-Based Compensation:   Beginning on January 1, 2006, Duke Energy began accounting for stock-based payments in accordance with the requirements of FAS 123R. Under this accounting pronouncement, Duke Energy is required to value unvested stock options granted prior to our adoption of FAS 123R under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Non-GAAP Financial Measures:   As described previously in this Compensation Discussion and Analysis and on pages 39-40, Duke Energy uses various financial measures, including EPS and EBIT, in connection with short-term and long-term incentives.  SEC rules require that Duke Energy disclose how these financial measures are calculated based on Duke Energy's audited financial statements.  In particular, where Duke Energy uses EPS with respect to short-term and long-term incentives, the most directly comparable generally accepted accounting principles (“GAAP”) financial measure is diluted EPS from continuing operations as reported in Duke Energy’s audited financial statements, with the exception that the Compensation Committee may adjust reported EPS, in accordance with predetermined criteria, by excluding certain special items, which represent charges or credits that the Compensation Committee believes are of an unusual nature.  For 2006, these exclusions included such things as the earnings impact of losses from discontinued operations, costs to achieve the merger with Cinergy and the spin-off of the gas businesses, certain asset impairments, certain settlement accruals, purchase accounting adjustments, gains on sales of assets, tax-related adjustments, the gain realized on the settlement of a contract dispute, and the gain on the partial divestiture of Crescent Resources.  Where Duke Energy uses EBIT with respect to short-term incentives, the most directly comparable GAAP financial measure is appropriate segment EBIT as reported in Duke Energy’s audited financial statements, with the exception that the Compensation Committee may adjust reported segment EBIT in a manner similar to that described above with respect to EPS.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul M. Anderson(6) Chairman of the Board	2006	0	0		2,131,143	533,595	0	59,048	791,798	3,515,584
James E. Rogers(6)(7) President & Chief Executive Officer	2006	0	0		7,874,953	4,690,203	0	171,056	165,390	12,901,602
David L. Hauser Group Executive & Chief Financial Officer	2006	549,996	0		1,633,315	10,775	543,396	192,388	106,519	3,036,389
Fred J. Fowler Group Executive & President Duke Energy Gas Transmission	2006	755,496	0		3,094,314	63,326	797,747	324,035	148,601	5,183,519
Thomas C. O’Connor Group Executive & President Commercial Businesses	2006	527,502	160,598	(8)	868,644	13,232	349,829	115,703	179,734	2,215,242
Ruth G. Shaw Executive Advisor to President & Chief Executive Officer	2006	510,000	54,506	(8)	1,628,907	34,656	336,146	213,694	2,183,954	4,961,863

(1)                             This column reflects the aggregate dollar amount recognized for financial statement reporting purposes for 2006 with respect to outstanding performance share and phantom share awards, and includes amounts attributable to performance share and phantom share awards granted in prior years. The aggregate dollar amount was determined in accordance with the provisions of FAS 123R, but without regard to any estimate of forfeitures related to service-based vesting conditions. See Note 20 of the consolidated financial statements in Duke Energy’s Form 10-K as filed with the SEC for the year ended December 31, 2006 regarding assumptions underlying the valuation of equity awards. As previously described in the Compensation Discussion and Analysis, with respect to 2006, Mr. Anderson forfeited 3,500 performance shares and Mr. Rogers forfeited 5,380 performance shares.

(2)                             This column reflects the aggregate dollar amount recognized for financial statement reporting purposes for 2006 with respect to outstanding stock options, and includes amounts attributable to stock options granted in prior years. The aggregate dollar amount was determined in accordance with the provisions of FAS 123R, but without regard to any estimate of forfeitures related to service-based vesting conditions. See Note 20 of the consolidated financial statements in Duke Energy’s Form 10-K as filed with the SEC for the year ended December 31, 2006 regarding assumptions underlying the valuation of equity awards.

(3)                             Non-Equity Incentive Plan Compensation column includes amounts payable under the Duke Energy Corporation Executive Short-Term Incentive Plan with respect to the 2006 performance period. Unless deferred, these amounts were paid in March 2007.

(4)                             Change in Pension Value and Nonqualified Deferred Compensation Earnings column includes the amounts listed below. With respect to pension plans, these amounts relate to the one-year period ending on September 30, 3006, which is the applicable pension plan measurement date. With respect to above-market interest on deferred compensation arrangements, these amounts relate to the one-year period ending on December 31, 2006.

	Paul M. Anderson	James E. Rogers	David L. Hauser	Fred J. Fowler	Thomas C. O’Connor	Ruth G. Shaw
Change in Actuarial Present Value of Accumulated Benefit Under the Duke Energy Retirement Cash Balance Plan for the One-Year Period Ending on September 30, 2006	0	0	48,754	51,691	1,812	41,084
Change in Actuarial Present Value of Accumulated Benefit Under the Duke Energy Executive Cash Balance Plan for the One-Year Period Ending on September 30, 2006	0	0	141,640	272,344	113,891	172,044
Change in Actuarial Present Value of Accumulated Benefit Under the Cinergy Corp. Non-Union Employees’ Pension Plan for the One-Year Period Ending on September 30, 2006	0	13,625	0	0	0	0
Above-Market Interest Earned on Account Balances in the Duke Energy Corporation Executive Savings Plan Supplemental Account	0	0	1,994	0	0	566
Above-Market Interest Earned on Amounts Deferred Under the Deferred Compensation Agreement	0	157,431	0	0	0	0
Above-Market Interest Earned on Amount Deferred under the Texas Eastern Corporation Deferred Income Program	59,048	0	0	0	0	0
Total	59,048	171,056	192,388	324,035	115,703	213,694

(5)                             All Other Compensation column includes the following for 2006:

	Paul M. Anderson	James E. Rogers	David L. Hauser	Fred J. Fowler	Thomas C. O’Connor	Ruth G. Shaw
Personal Use of Airplane	190,564	8,178	8,783	11,305	5,787	21,547
Premiums for Life Insurance Coverage Provided Under Life Insurance Plans	0	7,735	8,633	7,524	2,582	8,486
Matching Contributions Under the Duke Energy Retirement Savings Plan	0	0	13,200	13,200	13,200	13,200
Make-Whole Matching Contribution Credits Under the Duke Energy Corporation Executive Savings Plan	0	0	63,945	99,903	31,650	57,435
Reimbursement of Relocation Expenses	324,971	20,688	0	0	76,480	0
Tax Gross-Up on Reimbursement of Relocation Expenses	270,918	15,519	0	0	44,493	0
Club Dues	0	0	4,805	10,495	300	1,697
Tax Gross-Up on Club Dues	0	0	3,886	6,174	242	1,372
Charitable Contributions Made in the Name of the Executive	5,000	0	2,500	0	5,000	5,000
Executive Physical Exam Program	0	3,532	767	0	0	0
Accrued Severance Benefits	0	0	0	0	0	2,075,217
Holiday Gift	345	345	0	0	0	0
Legal and Consulting Fees	0	108,480	0	0	0	0
Tax Gross-Up on Legal and Consulting Fees	0	913	0	0	0	0
Total	791,798	165,390	106,519	148,601	179,734	2,183,954

The amounts shown in the “Personal Use of Airplane” row reflect the personal use of Duke Energy’s aircraft by the named executive officers. In general, other than Messrs. Anderson and Rogers, officers are not allowed to initiate personal trips on corporate aircraft. However, officers are permitted occasionally to invite their spouse or other guests to accompany them on business trips when space is available. When the spouse’s or guest’s travel does not meet the IRS standard for “business use,” the flight is imputed as income to the officer even though such travel may not have resulted in incremental cost to Duke Energy. The methodology used to compute the incremental cost of this benefit was based on the hourly variable cost for the use of the aircraft, plus any tax deduction disallowance.

(6)                             Messrs. Anderson and Rogers did not receive salary or bonus from Duke Energy during 2006 because, as previously described, each entered into an employment agreement with Duke Energy that provides compensation primarily through stock-based awards.

(7)                             Mr. Rogers became President and Chief Executive Officer on April 3, 2006, and was not compensated by Duke Energy prior to that date. Compensation earned by Mr. Rogers prior to April 3, 2006 is not included herein.

(8)                             Mr. O’Connor received a discretionary bonus equal to $100,000 in connection with his efforts relating to the merger of Duke Energy and Cinergy. Mr. O’Connor and Dr. Shaw received discretionary bonuses in the amounts of $60,598 and $54,506, respectively, with respect to the U.S. Franchised Electric and Gas business unit EBIT goal under the 2006 STI Plan.

Short-Term Incentives for 2006

As previously described, short-term incentive opportunities are provided to the named executive officers (other than Messrs. Anderson and Rogers, who do not receive short-term incentives). Depending on actual performance, participants are eligible to receive up to 190% of the amount of their short-term incentive target. The named executive officers were provided with the following target incentive opportunities for 2006:

Name	Target Incentive Opportunity (as a % of base salary)
Paul M. Anderson	Did not participate
James E. Rogers	Did not participate
David L. Hauser	80%
Fred J. Fowler	90%
Thomas C. O’Connor	80% (increased from 75% on July 1, 2006)
Ruth G. Shaw	75%

In 2006, the performance goals for each named executive officer were weighted as follows:

	Messrs. Hauser and Fowler	Mr. O’Connor		Dr. Shaw
Incentive Goals	12 months	3 months	9 months	12 months
Corporate Goal	80%	80%	40%	50%
Business Unit Goal(s)	0%	0%	40%	30%
Individual Objectives	20%	20%	20%	20%

The 2006 corporate goal consisted of ongoing basic EPS, with $1.75, $1.90 and $2.10 constituting the threshold, target and maximum performance levels, respectively. Following the completion of the 2006 performance period, the Committee reduced the threshold, target and maximum EPS performance levels for the 2006 ongoing EPS goal to $1.69, $1.84 and $2.04, respectively, to reflect the divesture of Duke Energy’s marketing and trading business as well as the partial divestiture of Crescent Resources. After adjusting for certain items that were not part of the 2006 business plan, as contemplated in the pre-established 2006 short-term incentive program guidelines, Duke Energy achieved ongoing EPS of $1.89, resulting in a payout of 125% with respect to the corporate goal.

Prior to Duke Energy’s merger with Cinergy and the resulting reorganization, Dr. Shaw was subject to business unit goals based on (1) Duke Power’s EBIT, with $1.432 billion constituting the target performance and (2) Duke Power’s return on capital employed (“ROCE”), with 13.6% constituting target performance. Following the merger with Cinergy, these business unit goals were replaced by a single business unit goal based on the EBIT of the U.S. Franchised Electric and Gas business unit, with $1.951 billion constituting target performance. This goal was applicable to Mr. O’Connor and Dr. Shaw. Although actual performance with respect to the U.S. Franchised Electric and Gas business unit goal was less than the threshold by approximately 3.5%, in light of the extraordinary effort in connection with the completion of the merger and integration of the regulated segment of the business, the Compensation Committee exercised discretion and approved a payout level corresponding to threshold achievement with respect to this goal. For the three years preceeding 2006, the average achievement level for business unit goals under the STI plan relating to the franchised electric and gas business was above target but below maximum.

During 2006, the individual goals of the executive officers consisted of a combination of strategic and operational objectives. Mr. Fowler’s individual goals were based on continuing to build a high performance culture focused on safety, diversity and inclusion, employee development, leadership; completing the divestiture of the energy marketing and trading assets; completing the assessment and spin-off of the gas businesses; and, developing a strategic plan supporting corporate objectives. Mr. Hauser’s individual goals were based on obtaining significant merger-related savings; establishing the proper financial structure for the merged entity; and, improving the financial closing and consolidation process. Mr. O’Connor’s individual goals were based on completing the merger integration process and achieving target synergies, as well as advancing Duke Energy’s coal generation strategy. Dr. Shaw’s individual objectives were based on advancing Duke Energy’s public policy, sustainability, community relations and nuclear-related efforts, as well as enhancing Duke Energy’s governance and decision-making processes. Over the last five years, the average achievement level of executive officers has exceeded target, but has been less than maximum performance with respect to individual goals under the STI Plan.

Based on an evaluation of performance during 2006, the Committee approved payments to Messrs. Hauser, Fowler and O’Connor and Dr. Shaw, representing 123.50%, 117.33%, 100.10% and 102.13% of their respective target awards. The actual payments to each of the named executive officers were reduced by five percent as a result of not achieving the safety goal of no Duke Energy employee, contractor or subcontractor fatalities during 2006.

Long-Term Incentive Awards Granted in 2006 (Other than for Messrs. Anderson and Rogers)

The target 2006 long-term incentive opportunities, expressed as a percentage of base salary, for Messrs. Hauser, Fowler and O’Connor and Dr. Shaw were 250%, 280%, 200% (increased from 185% on July 1, 2006) and 225%, respectively. Fifty percent (50%) of the value of the 2006 target long-term incentive opportunity of each named executive officer (other than Messrs. Anderson and Rogers, who did not participate in this program in 2006) was awarded under the Duke Energy 1998 Long-Term Incentive Plan in the form of performance shares and 50% was awarded in the form of phantom shares.

One-fifth of the 2006 phantom share award vests on each of the first five anniversaries of the grant date provided the recipient continues to be employed by Duke Energy or his or her employment terminates by reason of retirement. If the recipient’s employment terminates as a result of death, disability, or by Duke Energy without cause or as a result of a divestiture, units in the award are prorated to reflect actual service during the installment vesting period and are immediately vested, and any remaining unvested units are forfeited. In the event employment is terminated by Duke

Energy without cause within two years following a “change in control” of Duke Energy, all outstanding unvested units will vest. Vesting ceases if, at the time the recipient’s Duke Energy employment terminates, he or she is retirement eligible and subsequently becomes employed by, or otherwise provides service to, a Duke Energy competitor to the detriment of Duke Energy. Dividend equivalents are paid on phantom shares that have not yet vested or been forfeited.

The performance shares generally will vest only to the extent that Duke Energy’s total shareholder return (TSR) targets for the three-year period from January 1, 2006 to December 31, 2008 are met as compared with the TSR of a peer group of companies. TSR refers to the change in fair market value over a specified period of time, expressed as a percentage of an initial investment in common stock, with dividends reinvested and with the average TSR for the final 30 business days of the period considered the TSR at the end of the period. For this purpose, Duke Energy’s peer group consists of the companies in the S&P 500. The following table illustrates how the performance share payouts directly align participants’ pay to Duke Energy’s performance:

Relative TSR Performance Percentile	Percent Payout of Target Performance Shares
75th Percentile or above	150%
58.33 Percentile (Target)	100%
40th Percentile	50%
Below 40th Percentile	0%

Notwithstanding Duke Energy’s relative TSR as compared to the companies in the S&P 500, the performance shares that were granted in 2006 provide that if Duke Energy’s relative TSR ranking among the S&P 500 Utility Index companies is less than the 60th percentile, the Compensation Committee is authorized to exercise discretion to reduce or eliminate any vesting of performance shares that would otherwise occur.

Earned performance shares will be paid following the determination in early 2009 of the extent to which the performance goal has been achieved, unless an election (to the extent permitted by applicable law) is made by the executive to defer payment of the performance shares until termination of employment. Any shares not earned are forfeited. In addition, following a determination that the performance goal has been achieved, participants will receive a cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the performance period multiplied by the number of performance shares earned, unless an election is made by the executive to defer payment of the performance shares and tandem dividend equivalents until termination of employment. If the recipient’s employment terminates during the performance period as a result of retirement, death, disability, or by Duke Energy without cause or as a result of a divestiture, following determination that the TSR goal has been achieved, the number of shares earned will be adjusted to reflect actual service during the performance period. If the recipient’s employment terminates during the performance period for any other reason, all shares covered by the award are forfeited. In the event of a “change in control” prior to December 31, 2008, achievement of target TSR performance is assumed and the number of shares earned is adjusted to reflect actual service during the performance period prior to the change in control. Vesting ceases if, at the time the recipient’s Duke Energy employment terminates, he or she is retirement eligible and subsequent to such termination of employment becomes employed by, or otherwise provides service to, a Duke Energy competitor to the detriment of Duke Energy.

Long-Term Incentive Awards for Mr. Anderson

The employment agreement between Duke Energy and Mr. Anderson established that Mr. Anderson’s compensation would be provided primarily in the form of stock-based compensation in lieu of base salary, annual cash incentives and certain employee benefits. The purpose of the structure of this compensation package was to directly align Mr. Anderson’s compensation with shareholders by making his compensation contingent upon stock price, Duke Energy performance and dividend yield. In accordance with his employment agreement, upon commencement of his employment in November 2003, Mr. Anderson received a nonqualified stock option award with respect to 1,100,000 shares, a performance share award for 360,000 shares and a phantom share award for 285,000 units.

On April 4, 2006, Mr. Anderson’s employment agreement was amended to reflect the changes to Mr. Anderson’s employment status upon closing of the merger with Cinergy and certain other matters. Prior to its amendment, Mr. Anderson’s employment agreement provided him a performance share award covering up to 120,000 shares of common stock for 2006. Mr. Anderson agreed that, in light of the change in his role and responsibilities, his maximum performance share award for 2006 would be reduced to 70,000 shares. The vesting of 30,000 of these performance shares continued to be based on the same factors established in February of 2006, such that 80% was based on the same EPS goal applicable under the STI plan for 2006 with the remaining 20% being based on previously-established strategic objectives (which consisted of strategic goals relating to such things as completion of the merger with Cinergy; building a high performance culture focused on safety, diversity and inclusion, employee development, leadership and results; positioning Duke Energy for growth in 2007 and beyond; completion of the divestiture of the energy marketing and trading segment; and, building credibility through leadership on key policy issues, transparent communications and excellent customer service). The vesting of the remaining 40,000 performance shares was based on the extent Mr. Anderson was determined to have attained strategic objectives established shortly following the merger with Cinergy based on his success in resolving the issue of desirability of separating the gas and electric businesses, achieving a successful integration of Cinergy, resolving other strategic issues, and enhancing shareholder value by being an external voice for Duke Energy to the investment community. The performance shares could be earned in full if target performance were achieved on an aggregate basis, such that Mr. Anderson could have earned a full payout of his performance shares if performance was above target with respect to one performance objective and below target on the other. Mr. Anderson could not have received more than 70,000 performance shares for 2006 even if aggregate performance exceeded target.

In order to assume his role as Chairman of the Board of Directors of Spectra Energy, Mr. Anderson’s employment relationship with Duke Energy terminated on January 2, 2007, at which time he became eligible to receive payment of his vested performance shares and phantom shares. Mr. Anderson’s vested stock options became exercisable in accordance with their terms on January 1, 2007.

Long-Term Incentive Awards for Mr. Rogers

The employment agreement for Mr. Rogers, like the employment agreement for Mr. Anderson, provides that Mr. Rogers would be compensated primarily in the form of stock-based compensation in lieu of base salary, annual cash incentives and certain employee benefits. The purpose of the structure of this compensation package was to directly align Mr. Rogers’ compensation with shareholders by making his compensation contingent upon stock price, Duke Energy performance and dividend yield.

Under the agreement, Mr. Rogers is compensated substantially through the following equity awards. First, Mr. Rogers received an option to purchase 1,877,646 shares of Duke Energy’s common stock. The option vests ratably in annual installments over three years. Mr. Rogers generally will be prohibited from selling stock acquired pursuant to the option until April 3, 2009 (or, if earlier, until his termination of employment). Second, Mr. Rogers received a phantom share award covering 258,180 shares of Duke Energy common stock, one-twelfth of which vested upon grant and one-twelfth of which will vest each quarter thereafter. Finally, Mr. Rogers received a performance share award covering up to 322,800 shares of Duke Energy’s common stock. The award will vest in three equal tranches dependent upon performance criteria established for each of 2006, 2007 and 2008.  The performance shares can be earned in full if target performance is achieved on an aggregate basis, such that Mr. Rogers can earn a full payout of his performance shares if performance is above target with respect to one performance objective and below target on the other. Mr. Rogers could not have received more than 107,600 performance shares for 2006 even if aggregate performance exceeded target. Any performance shares that do not vest will be forfeited. The vested phantom shares and performance shares will not be paid until April 3, 2009 (or, if earlier, upon termination of employment), and will earn fully vested and currently payable cash dividend equivalents while they remain outstanding but unpaid.

For 2006, the performance criteria applicable to Mr. Rogers’ 2006 performance share opportunity were weighted 80% on the same EPS goal established under the STI Plan and 20% on strategic and operational goals based on such things as achieving merger synergy targets, improving organizational performance, divesting of the energy marketing and trading business, completing the spin-off of the gas businesses, completing the partial divestiture of Crescent Resources, and nurturing community and customer relationships.

GRANTS OF PLAN-BASED AWARDS

			Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		or Units (#)(2)	Options (#)(2)	Awards ($/Sh)	Awards ($)(3)
James E. Rogers	4/4/2006											1,877,646	$29.14 (6)	$10,233,171
James E. Rogers	4/4/2006						161,400	322,800	322,800	(5)				$9,406,392
James E. Rogers	4/4/2006										258,180			$7,523,365
David L. Hauser				$ 219,998	$439,997	$835,994
David L. Hauser	4/4/2006						11,905	23,810	35,720					$421,675
David L. Hauser	4/4/2006										23,810			$693,823
Fred J. Fowler				$ 339,973	$679,946	$1,291,898
Fred J. Fowler	4/4/2006						18,320	36,640	54,960					$648,894
Fred J. Fowler	4/4/2006										36,640			$1,067,690
Thomas C. O’Connor				$ 204,938	$409,877	$778,765
Thomas C. O’Connor	4/4/2006						7,770	15,540	23,310					$275,213
Thomas C. O’Connor	4/4/2006										15,540			$452,836
Thomas C. O’Connor	7/1/2006	(4)	6/26/2006				1,750	3,500	5,250					$61,740
Thomas C. O’Connor	7/1/2006	(4)	6/26/2006								3,500			$102,795
Ruth G. Shaw				$ 191,250	$382,500	$726,750
Ruth G. Shaw	4/4/2006						9,935	19,870	29,810					$351,898
Ruth G. Shaw	4/4/2006										19,870			$579,012

(1)

The awards reflected in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column were granted for the 2006 performance period under the terms of the Duke Energy Corporation Executive Short-Term Incentive Plan. The actual amounts earned by each executive under the terms of such plan are disclosed in the Summary Compensation Table on page 37.

(2)

All awards reflected in these columns were granted under the terms of the Duke Energy Corporation 1998 Long-Term Incentive Plan, except that the awards granted to Mr. Rogers were not granted under the terms of any plan.

(3)

The full grant date fair values of the phantom shares and performance shares granted on April 4, 2006, computed in accordance with FASB 123(R), are $29.14 and $17.71, respectively. The full grant date fair values of the phantom shares and performance shares granted on July 1, 2006 are $29.37 and $17.64, respectively.

(4)

The Compensation Committee, at its meeting on June 26, 2006, provided Mr. O’Connor with an incremental grant of phantom shares and performance shares to reflect an increase in his responsibilities. For purposes of determining the grant date fair value of these awards, the grant date is treated as being on July 1, 2006, which is the first day of the following calendar quarter. For purposes of determining the vesting of these awards, the grant date is treated as being on April 4, 2006, which is the same grant date as other awards under the 2006 long-term incentive program.

(5)

Mr. Rogers’ performance shares are earned in full if target performance is achieved on an aggregate basis, such that Mr. Rogers can earn a full payout of his performance shares if performance is above target with respect to one performance objective and below target on the other. Mr. Rogers could not earn more than 107,600 performance shares for 2006 even if aggregate performance exceeded target.

(6)

On January 2, 2007, Duke Energy spun off its natural gas businesses. In connection with the spin-off, as described in more detail on pages 34-35, all stock options were adjusted to reflect the change in the price of Duke Energy common stock that occurred as a result of the spin-off. The adjustment preserved, but did not increase, the value of the stock options. The exercise price of Mr. Rogers’ stock option, granted on April 4, 2006, was adjusted to be $16.60 on January 2, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul M. Anderson		1,100,000	$17.45	11/17/2013
Paul M. Anderson					20,000	$664,200
James E. Rogers		216,216	$24.84	1/1/2014
James E. Rogers		214,188	$26.79	1/1/2015
James E. Rogers		213,720	$27.21	1/1/2016
James E. Rogers		1,877,646	$29.14	4/3/2016
James E. Rogers							215,200	$7,146,792
James E. Rogers					193,635	$6,430,618
David L. Hauser	18,600		$27.63	2/17/2008
David L. Hauser	31,800		$29.66	2/17/2009
David L. Hauser	37,800		$24.88	12/20/2009
David L. Hauser	31,200		$42.81	12/20/2010
David L. Hauser	32,500		$37.68	12/19/2011
David L. Hauser	4,700		$38.33	1/17/2012
David L. Hauser	5,400		$17.10	1/28/2013
David L. Hauser	25,650	8,550	$13.77	2/25/2013
David L. Hauser					42,778	$1,420,657
David L. Hauser							23,760	$789,070
Fred J. Fowler	400,000		$29.47	4/16/2008
Fred J. Fowler	157,000		$24.88	12/20/2009
Fred J. Fowler	104,000		$42.81	12/20/2010
Fred J. Fowler	119,000		$37.68	12/19/2011
Fred J. Fowler	42,100		$38.33	1/17/2012
Fred J. Fowler	150,750	50,250	$13.77	2/25/2013
Fred J. Fowler					73,024	$2,425,127
Fred J. Fowler							41,060	$1,363,603
Thomas C. O’Connor	10,600		$27.63	2/17/2008
Thomas C. O’Connor	13,200		$29.66	2/17/2009
Thomas C. O’Connor	16,200		$24.88	12/20/2009
Thomas C. O’Connor	14,400		$42.81	12/20/2010
Thomas C. O’Connor	17,900		$37.68	12/19/2011
Thomas C. O’Connor	3,100		$38.33	1/17/2012
Thomas C. O’Connor	500	10,500	$13.77	2/25/2013
Thomas C. O’Connor					32,176	$1,068,565
Thomas C. O’Connor							17,730	$588,813
Ruth G. Shaw	200,000		$29.47	4/16/2008
Ruth G. Shaw	93,000		$24.88	12/20/2009
Ruth G. Shaw	123,600		$42.81	12/20/2010
Ruth G. Shaw	91,500		$37.68	12/19/2011
Ruth G. Shaw	82,500	27,500	$13.77	2/25/2013
Ruth G. Shaw					38,478	$1,277,855
Ruth G. Shaw							21,565	$716,174

(1)                             On November 17, 2003, Mr. Anderson received a grant of a stock option covering 1,100,000 shares that vested in three equal installments on each of the first three anniversaries of the date of grant and that became exercisable on January 1, 2007. On January 1, 2004, January 1, 2005 and January 1, 2006, Mr. Rogers received stock options covering 216,216, 214,188 and 213,720 shares, respectively, that will vest and become exercisable on the third anniversary of each respective date of grant. On April 4, 2006, Mr. Rogers received a grant of a stock option covering 1,877,646 shares that will vest and become exercisable in three equal installments on each of the first three anniversaries of the date of grant. On February 25, 2003, Messrs. Hauser, Fowler and O’Connor and Dr. Shaw, received stock options that vest in four equal installments on the first four anniversaries of the date of grant; the remaining 25% of these stock options vested on February 25, 2007.

(2)                             On January 2, 2007, Duke Energy spun off its natural gas businesses. In connection with the spin-off, as described in more detail on pages 34-35, all equity awards were adjusted to reflect the change in the price of Duke Energy common stock that occurred as a result of the spin-off. The adjustments preserved, but did not increase, the value of the equity awards. The following chart indicates the original and adjusted exercise prices of each stock option:

Date of Grant	Original Option Exercise Price	Adjusted Option Exercise Price
February 17, 1998	$27.63	$15.74
April 16, 1998	$29.47	$16.79
February 17, 1999	$29.66	$16.90
December 20, 1999	$24.88	$14.17
December 20, 2000	$42.81	$24.39
December 19, 2001	$37.68	$21.47
January 17, 2002	$38.33	$21.84
January 28, 2003	$17.10	$9.74
February 25, 2003	$13.77	$7.85
November 17, 2003	$17.45	$9.94
January 1, 2004	$24.84	$14.15
January 1, 2005	$26.79	$15.26
January 1, 2006	$27.21	$15.50
April 4, 2006	$29.14	$16.60

(3)                             On November 17, 2003, Mr. Anderson received a grant of 285,000 phantom shares, the last 20,000 of which became vested on January 1, 2007.  On April 4, 2006, Mr. Rogers received a grant of 258,180 phantom shares, of which 64,545 shares became vested in 2006 and the remaining shares vest in nine quarterly installments, the first of which is on January 1, 2007. Messrs. Hauser, Fowler and O’Connor, and Dr. Shaw received phantom shares on February 28, 2005 and April 4, 2006, each of which, subject to certain exceptions, vests in equal installments on the first five anniversaries of the date of grant. Mr. O’Connor also received phantom shares on July 1, 2006, which, subject to certain exceptions, vest in five equal annual installments beginning on April 4, 2007.

(4)                             On April 4, 2006, Mr. Rogers received a grant of 322,800 performance shares, of which 102,220 shares were earned in 2006 and 5,380 shares were forfeited in 2006 due to Duke Energy’s failure to achieve its safety goal. The remaining shares are eligible for vesting in two equal installments on December 31, 2007 and December 31, 2008. Messrs. Hauser, Fowler and O’Connor and Dr. Shaw received performance shares on February 28, 2005 and April 4, 2006 that, subject to certain exceptions, are eligible for vesting on December 31, 2007 and December 31, 2008, respectively. Mr. O’Connor also received performance shares on June 26, 2006 that, subject to certain exceptions, are eligible for vesting on December 31, 2008. Pursuant to Instruction 3 to Item 402(f)(2) of Regulation S-K, Mr. Rogers’ performance shares are listed at the target number of shares and all other named executive officers’ performance shares are listed at the threshold number of shares.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)(3)	Value Realized on Vesting ($)(4)
Paul M. Anderson	0	$0	146,500	$4,531,865
James E. Rogers	583,233	$4,713,689	166,765	$5,324,407
David L. Hauser	0	$0	57,603	$1,910,404
Fred J. Fowler	20,888	$128,208	158,434	$5,246,688
Thomas C. O’Connor	31,000	$556,450	43,597	$1,446,611
Ruth G. Shaw	0	$0	80,062	$2,658,126

(1)                         The value realized upon exercise was calculated based on the closing price of a share of Duke Energy common stock on the date of option exercise.

(2)                         The executives elected to defer the following number and amount of vested stock awards pursuant to the Duke Energy Corporation Executive Savings Plan, which is described in more detail on page 53: Mr. Hauser: 57,603 shares ($1,832,242); Mr. Fowler: 85,088 shares ($2,645,470); Mr. O’Connor: 0 shares ($0); and Dr. Shaw: 0 shares ($0). The vested stock awards reflected above with respect to Mr. Rogers are automatically deferred until April 3, 2009 pursuant to the terms of his employment agreement.

(3)                         Includes performance shares covering the 2004-2006 performance period and phantom shares that accelerated based on Duke Energy’s total shareholder return performance during the 2004-2006 performance period. The Compensation Committee certified the achievement of the applicable performance measures on February 22, 2007.

(4)                         The value realized upon vesting of stock awards was calculated based on the closing price of a share of Duke Energy common stock on the respective vesting date, and includes a cash payment to Messrs. Hauser, Fowler and O’Connor and Dr. Shaw for dividend equivalents on earned performance shares in the amount of $78,162, $209,135, $59,252 and $108,531, respectively.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul M. Anderson	Duke Energy Retirement Cash Balance Plan	24.41	$675,207	$0
James E. Rogers	Cinergy Corp. Non-Union Employees’ Pension Plan	16.77	$494,476	$0
David L. Hauser	Duke Energy Retirement Cash Balance Plan	32.58	$562,165	$0
David L. Hauser	Duke Energy Executive Cash Balance Plan	32.58	$717,541	$0
Fred J. Fowler	Duke Energy Retirement Cash Balance Plan	21.75	$599,458	$0
Fred J. Fowler	Duke Energy Executive Cash Balance Plan	21.75	$1,881,569	$0
Thomas C. O’Connor	Duke Energy Retirement Cash Balance Plan	19.23	$206,839	$0
Thomas C. O’Connor	Duke Energy Executive Cash Balance Plan	19.23	$473,220	$0
Ruth G. Shaw	Duke Energy Retirement Cash Balance Plan	14.09	$411,167	$0
Ruth G. Shaw	Duke Energy Executive Cash Balance Plan	14.09	$1,397,277	$0

Duke Energy provides pension benefits that are intended to assist its retirees with their retirement income needs. A more detailed description of the plans that comprise Duke Energy’s pension program follows.

Duke Energy Retirement Cash Balance Plan and Executive Cash Balance Plan

Each of the named executive officers, other than Messrs. Anderson and Rogers, actively participates in the Duke Energy Retirement Cash Balance Plan (“RCBP”), which is a noncontributory, defined benefit retirement plan that is intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. The RCBP generally covers non-bargaining employees of Duke Energy and affiliates, with certain exceptions for legacy Cinergy employees who are covered under the Cinergy Plan (described below). The RCBP provides benefits under a “cash balance account” formula. Mr. Anderson has an accrued benefit under the RCBP, but his benefit is “frozen” (i.e., it does not grow based on his continued service and pay).

Each of the named executive officers who participates in the RCBP has satisfied the eligibility requirements to receive his or her account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to the hypothetical account at the time of benefit commencement. Payment is also available in the form of an annuity based on the actuarial equivalent of the account balance.

The amount credited to the hypothetical account is increased with monthly pay credits equal to (i) for participants with combined age and service of less than 35 points, 4% of eligible monthly compensation, (ii) for participants with combined age and service of 35 to 49 points, 5% of eligible monthly compensation, (iii) for participants with combined age and service of 50 to 64 points, 6% of eligible monthly compensation, and (iv) for participants with combined age and service of 65 or more points, 7% of eligible monthly compensation. If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to 4% of eligible compensation above the Social Security wage base. Interest credits are credited monthly, with the interest rate determined quarterly based on the 30-year Treasury rate.

For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k), cafeteria, or 132(f) transportation plan. Compensation does not include severance pay (including bank time and payment for unused vacation), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, long-term incentive compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, phantom stock or restricted stock) and other compensation items to the extent described as not included for purposes of benefit plans or the RCBP.

The benefit of participants in the RCBP may not be less than determined under certain prior benefit formulas (including optional forms). In addition, the benefit under the RCBP is limited by maximum benefits and compensation limits under the Internal Revenue Code.

Each of the named executive officers other than Messrs. Anderson and Rogers is eligible to participate in the Duke Energy Executive Cash Balance Plan (“ECBP”), which is a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (i) compensation in excess of the annual compensation limit ($225,000 for 2007) under the Internal Revenue Code that applies to the determination of pay credits under the RCBP, (ii) certain deferred compensation that is not recognized by the RCBP, (iii) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($180,000 for 2007) under the Internal Revenue Code that applies to the RCBP, and (iv) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with Duke Energy.

Cinergy Corp. Non-Union Employees’ Pension Plan

Mr. Rogers has an accrued benefit under the Cinergy Corp. Non-Union Employees’ Pension Plan (“Cinergy Plan”), but his benefit was “frozen” on April 3, 2006 (i.e., it is not increased by Mr. Rogers’ service and pay after April 3, 2006). The Cinergy Plan is a tax-qualified defined benefit plan that generally covers legacy Cinergy non-bargaining employees. The Cinergy Plan includes the following two program formulas: (i) a Traditional Program and (ii) the Duke Account Formula (which, in 2007, replaced the Balanced and Investor Programs). The Traditional Program formula is based on service and final average monthly pay. The Duke Account Formula (and the prior Balanced and Investor Programs) are “cash balance account” formulas. In 2002, participants were given the choice of continuing to accrue benefits under the Traditional Program or to convert to a cash balance account formula.

Under the Cinergy Plan’s Traditional Program, in which Mr. Rogers participated prior to April 3, 2006, Mr. Rogers earned a benefit under a final average pay formula, which calculates pension benefits based on a participant’s “highest average earnings” and years of plan participation. The Traditional Program benefit is payable following normal retirement at age 65, following early retirement at or after age 50 with five or more years of service (with reduction in the life annuity for commencement before age 62 in accordance with prescribed factors) and at or after age 55 with combined age and service of 85 points (with no reduction in the life annuity for commencement before normal retirement age). Mr. Rogers is eligible for an early retirement benefit, the amount of which would be reduced for early commencement. Payment is available in a variety of annuity forms.

The Traditional Program benefit formula is the sum of (a), (b), and (c), where (a) is 1.1% of final average monthly pay (“FAP”) times years of participation (up to a maximum of 35 years), where (b) is 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years), and where (c) is 1.4% of FAP times years of participation in excess of 35. The benefit under the Traditional Program will not be less than the minimum formula, which is the sum of (x) and (y), where (x) is the lesser of (i) 1.12% of FAP times years of participation (up to a maximum of 35 years) plus 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years) or (ii) 1.163 % of FAP pay times years of participation (up to a maximum of 35 years), and where (y) is 1.492% of FAP times years of participation over 35 years. Social Security covered compensation is the average of the Social Security wage bases during the 35 calendar years ending in the year the participant reaches Social Security retirement age.

FAP is the average of the participant’s total pay during the three consecutive years of highest pay from the last 10 years of participation. This is determined using the three consecutive calendar years that will result in the highest FAP or by using the last 36 months of participation. If the participant’s highest FAP occurs other than using the last 36 months, FAP will be calculated as if accrued vacation pay, if any, was received by the participant during the last month during the period that is used to determine the highest FAP.

Total pay includes base salary or wages, overtime pay, shift premiums, work schedule recognition pay, holiday premiums, unused accrued vacation pay, service watch payments, performance lump sum pay, Annual Incentive Plan Awards and Annual Performance Cash Awards. Total pay does not include reimbursements or other expense allowances, imputed income, fringe benefits, moving and relocation expenses, deferred compensation, welfare benefits, Long-Term

Performance Awards and Executive Individual Incentive Awards. The benefit under the Cinergy Plan is limited by maximum benefits and compensation limits under the Internal Revenue Code.

The Cinergy Plan contains other provisions, not applicable to Mr. Rogers, for employees in other situations (e.g., employees who participate in the Duke Account Formula or who are in the Commercial Business Unit).

Supplemental Compensation Agreement with Dr. Ruth Shaw

As described in more detail on page 58, Duke Energy entered into a supplemental compensation agreement with Dr. Shaw effective September 1, 1992, and amended January 1, 1997, to induce her to accept employment with Duke Energy. The agreement provided for enhanced benefits under a supplemental account in the ECBP effective January 1, 1997.

Present Value Assumptions

The valuation method and assumptions used in determining the present value of the current accrued benefit for the Pension Benefits table is as follows: (i) for the RCBP and ECBP, the value of the cash balance account is used, and (ii) for the Cinergy Plan, the assumptions used by Duke Energy in its Form 10-K for the year ended December 31, 2006 are used, along with the assumption that Mr. Rogers will remain employed until age 62 (i.e., the earliest retirement date on which unreduced benefits can be paid).

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Paul M. Anderson Pan Energy Corp Key Executive Deferral Plan	$0	$0	$0	$97,758	$0
Paul M. Anderson Texas Eastern Corporation Deferred Income Program	$0	$0	$146,360	$0	$878,158
James E. Rogers Cinergy Corp. 401(k) Excess Plan	$0	$0	$4,493,670	$793,765	$59,054,390	(4)
James E. Rogers Deferred Compensation Agreement	$0	$0	$449,758	$0	$3,019,805	(5)
David L. Hauser Duke Energy Executive Savings Plan	$788,333	$52,968	$740,934	$0	$5,167,957
Fred J. Fowler Duke Energy Executive Savings Plan	$1,734,928	$96,480	$928,277	$0	$6,451,624
Thomas C. O’Connor Duke Energy Executive Savings Plan	$40,423	$27,000	$133,870	$0	$1,173,486
Thomas C. O’Connor EPS Units Under Panhandle Eastern Corporation 1990 LTIP	$0	$0	$0	$6,394	$0
Ruth G. Shaw Duke Energy Executive Savings Plan	$70,635	$50,159	$367,859	$0	$2,144,223

(1)                         Includes $55,000, $75,550, $31,650 and $30,600 of salary deferrals credited to the plan in 2006 on behalf of Messrs. Hauser, Fowler and O’Connor and Dr. Shaw, respectively, which are included in the salary column of the "Summary Compensation Table".

(2)                         Reflects make-whole matching contribution credits made in 2006 under the Duke Energy Corporation Executive Savings Plan with respect to elective salary deferrals made by executives during 2005.  See footnote 5 to the “Summary Compensation Table” for the amount of make-whole matching contribution credits that will be made to the Duke Energy Corporation Executive Savings Plan in 2007 with respect to elective salary deferrals made by executives during 2006.

(3)                         Includes $157,431 of above-market interest as reported for Mr. Rogers in footnote 4 to the Summary Compensation Table on page 38. Includes $1,994 of above-market interest as reported for Mr. Hauser in footnote 4 to the Summary Compensation Table on page 38. Includes $566 of above-market interest as reported for Dr. Shaw in footnote 4 to the Summary Compensation Table on page 38. Includes $59,048 of above-market interest as reported for Mr. Anderson in footnote 4 to the Summary Compensation Table on page 38.

(4)                         Mr. Rogers’ account (the “Account”) under the Cinergy Corp. 401(k) Excess Plan is comprised of amounts that have been earned by Mr. Rogers during his seventeen-year tenure as the Chief Executive Officer of Cinergy and its predecessor companies. The amount in Mr. Rogers’ Account includes the following:

•                                   $41,827,741 was credited to the Account on March 31, 2006 by Cinergy in cancellation of his right to certain retirement benefits previously earned. In particular, this amount represents the lump sum equivalent of the retirement benefits that Mr. Rogers earned over the course of his career at PSI Energy, Inc. and Cinergy under the Cinergy Corp. Excess Pension Plan, Cinergy Corp. Supplemental Executive Retirement Plan and Mr. Rogers’ prior employment agreement (collectively, the “SERP”) and was provided in exchange for Mr. Rogers’ right to a future SERP benefit under those plans. A portion of this amount (i.e., $5,200,000 plus future earnings and losses) will vest, subject to Mr. Rogers’ continued employment, on April 4, 2008 (or upon his qualifying termination of employment), and the remainder of this amount is fully vested. The amount credited to the Account is equal to the lump sum present value of Mr. Rogers’ SERP benefit plus $1,000,000, which additional amount was credited to the Account in order to provide an additional retention incentive and in consideration for his agreement to subject the above-referenced portion of his converted SERP benefit to a two-year vesting schedule. These arrangements were made in accordance with an employment agreement term sheet negotiated with Cinergy and Mr. Rogers in connection with the merger, all of which was previously disclosed by Cinergy in a Form 8-K filed on April 6, 2006.

•                                   $5,807,080 was credited to the Account, effective upon the merger of Duke Energy and Cinergy on April 3, 2006. This amount represents the value of a performance-based phantom share award that was granted to Mr. Rogers on January 1, 2004 and which originally covered 129,049 shares of Cinergy common stock and was converted into 201,316 shares Duke Energy common stock. In accordance with its terms, this award became fully vested upon a “change in control” of Cinergy, which occurred upon the merger of Cinergy and Duke Energy and was credited to Mr. Rogers’ Account at that time.

•                                   $11,419,569 of other contributions and earnings on the entire Account. In particular, Mr. Rogers has elected to defer from his salary throughout the course of his career at Cinergy, and Cinergy has made matching contributions with respect to such deferrals pursuant to the Cinergy Corp. 401(k) Excess Plan. Cinergy also has made discretionary non-elective contributions on to Mr. Rogers’ Account. All earnings credited to Mr. Rogers’ Account have been calculated based on the actual investment returns of the phantom investment options offered under the Cinergy Corp. 401(k) Excess Plan, which investment options generally mirror those offered under the tax-qualified 401(k) plan that covers legacy employees of Cinergy.

Except for earnings on previously-deferred amounts, no additional amounts will be credited to Mr. Rogers’ Account after April 3, 2006, the date of the merger of Duke Energy and Cinergy. Mr. Rogers received a distribution of $793,765 from his Account in order to permit him to pay certain taxes during 2006.

(5)                         Reflects Mr. Rogers’ interest under a Deferred Compensation Agreement that he entered into with PSI Energy, Inc. (subsequently renamed Duke Energy Indiana, Inc.) on December 16, 1992. Except for earnings on previously deferred amounts, Mr. Rogers is not permitted to earn any additional amounts under this plan.

Duke Energy Executive Savings Plan

Under the Duke Energy Executive Savings Plan, participants can elect to defer a portion of their base salary, short-term incentive compensation and long-term incentive compensation (other than stock options). Participants also receive a company matching contribution in excess of the contribution limits prescribed by the IRS under the Duke Energy Retirement Savings Plan. In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may request an accelerated distribution upon an “unforeseeable emergency.”  In general, participants may direct the deemed investment of base salary deferrals, short-term incentive deferrals and matching contributions among investments options available under the Duke Energy Retirement Savings Plan, including in the Duke Energy Common Stock Fund. Participants may change their investment elections on a daily basis. Deferrals of equity awards are credited with earnings and losses based on the performance of the Duke Energy Common Stock Fund. The benefits payable under the plan are unfunded and subject to the claims of Duke Energy’s creditors.

Cinergy Corp. 401(k) Excess Plan

Under the Cinergy Corp. 401(k) Excess Plan, participants can elect to defer a portion of their base salary and receive a company matching contribution in excess of the contribution limits prescribed by the IRS under the Cinergy Corp. Non-Union Employees’ 401(k) Plan. Discretionary company contributions can also be made under the plan. In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. The participant may request an accelerated distribution upon an “unforeseeable emergency.”  Participants may direct the deemed investment of their account among investments options available under the Cinergy Corp. Non-Union Employees’ 401(k) Plan, including the Duke Energy Common Stock Fund, and may change these investment elections once per year. Deferrals of equity awards are credited with earnings and losses based on the performance of the Duke Energy Common Stock Fund. The benefits payable under the plan are unfunded and subject to the claims of Duke Energy’s creditors.

Panhandle Eastern Corporation Key Executive Deferral Compensation Plan

Under the Panhandle Eastern Corporation Key Executive Deferral Compensation Plan, participants could elect to defer a portion of their base salary and short-term incentive compensation in excess of the contributions permitted by the Internal Revenue Code under the Employees’ Savings Plan of Panhandle Eastern Corporation and Participating Affiliates. Participants also could receive employer matching contributions in excess of the contribution limits prescribed by the Internal Revenue Code under the Employees’ Savings Plan of Panhandle Eastern Corporation. This is a frozen plan. In general, payments are made at such time as are set forth on the distribution election of the participant prior to deferral. Interest is credited on amounts deferred under the plan for a particular calendar year at a rate based on the Moody’s Seasoned Baa Corporate Bond Yield Index.

Texas Eastern Deferred Income Program

Under the Texas Eastern Deferred Income Program, participants could elect to defer a portion of their base salary and short-term incentive compensation. In general, payments are made after a specified date and following termination of employment or death in the form of a lump sum or installments. Amounts credited to the Plan are credited with interest at varying rates depending upon the year of deferral and age at termination of employment.

EPS Units Under the Panhandle Eastern Corporation 1990 Long Term Incentive Plan

Panhandle Eastern Corporation granted nonqualified stock options under the terms of the 1990 Long Term Incentive Plan. In addition to providing a grantee with a stock option that conveyed the right to acquire shares of common stock at a fixed exercise price, the options contained a deferred compensation arrangement under which the grantee received EPS credits to an unfunded bookkeeping account, the amount of which was based on annual earnings per share. EPS credits made to the account could be used to offset the exercise price of a nonqualified stock option, and to the extent not so used, were paid in cash upon the expiration of the award.

Deferred Compensation Agreement for Mr. Rogers

In 1992, PSI Energy, Inc. (a predecessor to Cinergy) entered into a deferred compensation agreement with Mr. Rogers. Except for earnings on amounts previously deferred, Mr. Rogers is not accruing any additional benefits under this agreement. The agreement provides Mr. Rogers with the right to receive two 15-year annual cash benefits beginning the first January following his termination of employment for any reason other than death. Payment of the first annual cash benefit will commence no later than January 2010 and ranges from $401,000 if payment begins in January 2008 to $554,000 if payment begins in January 2010. Payment of the second annual cash benefit will commence no earlier than January 2008 and no later than January 2010 and ranges from $179,000 if payment commenced in January 2008 to $247,000 if payment begins in January 2010. Comparable amounts are payable if Mr. Rogers dies before these payments begin. The deferred payments accrue interest at an annual rate of 17.5%. The benefits payable under the agreement are unfunded and subject to the claims of Duke Energy’s creditors.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

Under certain circumstances, each named executive officer would be entitled to compensation in the event his or her employment terminates or upon a change in control. The amount of the compensation is contingent upon a variety of factors, including the circumstances under which he or she terminates employment. The relevant agreements that each named executive officer has entered into with Duke Energy are described below, followed by a table that quantifies the amount that would become payable to each named executive officer as a result of his or her termination of employment.

The amounts shown assume that such termination was effective as of December 31, 2006 and are merely estimates of the amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment.

The table shown below does not include amounts that have been earned and which are payable without regard to the named executive officer’s termination of employment. Such earned amounts, however, are described immediately following the table.

Mr. Paul M. Anderson

Duke Energy entered into an employment agreement with Mr. Anderson, effective as of November 1, 2003, which expired by its terms on December 31, 2006. Pursuant to the agreement, Mr. Anderson was compensated primarily through equity awards (i.e., a stock option with respect to 1,100,000 shares, a performance share award that originally covered 360,000 shares and was reduced to 310,000 shares and a phantom share grant covering 285,000 shares). As of January 1, 2007, all of Mr. Anderson’s equity awards are either vested or forfeited.

Mr. Anderson was not paid a base salary and was not eligible to participate in an annual cash bonus program. Mr. Anderson also was not entitled to retirement, health or welfare benefits, or perquisites, with limited exceptions with respect to vacation, medical and dental benefits, continued service credit under the Duke Energy Retirement Cash Balance Plan for purposes of determining retirement eligibility, limited financial and tax planning (including a tax gross-up), reimbursement for certain North Carolina income taxes and limited personal use of Duke Energy aircraft. In addition, following Mr. Anderson’s termination of employment with Duke Energy, he is entitled to be reimbursed (along with a tax gross-up) for any loss on the sale of his home in Charlotte.

For security reasons, Mr. Anderson was required by Duke Energy to use Duke Energy aircraft for his business travel. Mr. Anderson also was permitted to use Duke Energy aircraft for his personal travel within North America; however, effective June 1, 2006, Mr. Anderson was required to pay the cost of personal travel on Duke Energy aircraft in accordance with standard rates and policies. Mr. Anderson was responsible for any income taxes resulting from such aircraft usage. However, to the extent Mr. Anderson incurred expenses associated with his spouse accompanying him on business travel, Mr. Anderson was reimbursed for those expenses, including payment of a tax-gross up. The agreement contains restrictive covenants related to confidentiality that continue following the agreement term.

Mr. James E. Rogers

On April 4, 2006, Duke Energy entered into a three-year employment agreement with Mr. Rogers to provide for his employment as Chief Executive Officer and President, effective as of the closing of the merger with Cinergy on April 3, 2006. The employment agreement supersedes his employment agreement with Cinergy, except as described below.

Under the employment agreement, Mr. Rogers will not receive a base salary and will not be eligible to participate in cash bonus programs. Instead, he will be compensated substantially through equity awards (i.e., a stock option with respect to 1,877,646 shares, a performance share award covering up to 322,800 shares and a phantom share grant covering 258,180 shares).

Mr. Rogers generally is not eligible to participate in Duke Energy’s benefit plans, but he will be permitted to participate in Duke Energy’s medical and dental plans if he pays the required premiums. Mr. Rogers is also entitled to certain fringe benefits (such as an annual physical and transitional financial planning services incurred through April 15, 2007) and reimbursement for certain costs associated with his relocation to Charlotte. Mr. Rogers also remains entitled to benefits under legacy plans and agreements of Cinergy, but Mr. Rogers’ rights to such benefits will be unaffected—neither enhanced nor diminished—by his employment with Duke Energy.

For security reasons, Mr. Rogers is required by Duke Energy to use Duke Energy aircraft, whenever feasible, for his business travel. Mr. Rogers is also permitted to use Duke Energy aircraft for his personal travel within North America; however, Mr. Rogers will be required to pay for the cost of personal travel on Duke Energy aircraft in accordance with standard rates and policies. Mr. Rogers is responsible for any income taxes resulting from such aircraft usage. However, to the extent Mr. Rogers incurs expenses associated with his spouse accompanying him on business travel, Mr. Rogers receives reimbursement for those expenses from Duke Energy, including payment of a tax gross-up. The agreement contains restrictive covenants related to confidentiality that continue following the agreement term.

If, prior to April 3, 2008, Mr. Rogers’ employment is terminated by Duke Energy without cause or by Mr. Rogers for good reason, as those terms are defined in the employment agreement, Mr. Rogers would be entitled (upon execution of a release of claims) to the severance benefits to which he would have been entitled under his prior employment agreement with Cinergy had his employment terminated immediately following the closing of the merger of Cinergy and Duke Energy. Generally, this would entitle Mr. Rogers to (a) cash severance equal to three times the sum of his salary and maximum bonus, determined by reference to his employment at Cinergy; (b) welfare benefits for a thirty-six month period following termination of service or a cash equivalent (reduced by coverage obtained from subsequent employers); (c) a payment of $60,000 in connection with the legacy Cinergy automobile benefit; and (d) miscellaneous benefits, including outplacement and tax counseling services. Moreover, if any payment made to Mr. Rogers is subject to the “golden parachute” excise tax imposed under the Internal Revenue Code, Duke Energy will make a tax gross-up payment to Mr. Rogers to hold him harmless from the effect of such excise tax. The agreement contains restrictive covenants related to confidentiality that continue following the agreement term.

If, on or after April 3, 2008 but during the term of his employment agreement, Mr. Rogers’ employment is terminated by Duke Energy without cause or by Mr. Rogers for good reason, as those terms are defined in the employment agreement, Mr. Rogers would be entitled (upon execution of a release of claims) to the severance benefits to which he would have been entitled under his prior employment agreement with Cinergy had his employment terminated outside of the “change in control” context. Generally, this would entitle Mr. Rogers to (a) cash severance equal to three times the sum of his salary and maximum bonus, determined by reference to his employment at Cinergy, (b) welfare benefits for the remainder of the stated term of the employment agreement or a cash equivalent (reduced by coverage obtained from subsequent employers); (c) a payment of $60,000 in connection with the legacy Cinergy automobile benefit; and (d) miscellaneous benefits, including tax counseling services.

Mr. Rogers is entitled to certain benefits under split dollar life insurance arrangements that he previously entered into with Cinergy and its predecessors.  Under an agreement entered into in 1992, Cinergy paid the annual premiums on a life insurance policy on Mr. Rogers' life through 2002.  If Mr. Rogers dies prior to September 1, 2007, then Mr. Rogers' beneficiaries would be entitled to receive approximately $1,517,778 from the death proceeds.  If Mr. Rogers is then living, Duke Energy’s interest in the policy will terminate on September 1, 2007 and it will have no further rights to policy proceeds.  As of December 31, 2006, the policy had a cash surrender value of $749,805.

Mr. Rogers is also entitled to benefits under an endorsement split dollar arrangement that he entered into with Cinergy in 2000.  If Mr. Rogers dies prior to September 1, 2007, then his beneficiaries would have the right to recover $1,379,847 from the death proceeds on a life insurance policy covering Mr. Rogers.  If Mr. Rogers’ employment terminates under certain circumstances prior to September 1, 2007, he would have the right to purchase Duke Energy’s interest in the policy.  On and after September 1, 2007, Mr. Rogers will have no further rights under this agreement.

Other Named Executive Officers

Duke Energy entered into change in control agreements with Messrs. Hauser, Fowler and O’Connor and Dr. Shaw effective as of July 1, 2005. The agreements have an initial term of two years, after which the agreements automatically extend, unless six months prior written notice is provided, from the first date of each month for one additional month.

The change in control agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a “change in control” by Duke Energy without “cause” or by the executive for “good reason” (each such term as defined in the agreements) as follows: (1) a lump-sum cash payment equal to a pro-rata amount of the executive’s target bonus for the year in which the termination occurs; (2) a lump-sum cash payment equal to two times the sum of the executive’s annual base salary and target annual bonus opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting “good reason”; (3) continued medical, dental and basic life insurance coverage for a two-year period (or a lump sum cash payment of equivalent value); and (4) a lump-sum cash payment of the amount Duke Energy would have allocated or contributed to the executive’s qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive’s accounts as of the date of termination that would have vested during the remaining term of the agreement. If the executive would have become eligible for normal retirement at age sixty-five within the two-year period following termination, the two times multiple or two year period mentioned above will be reduced to the period from the termination date to the executive’s normal retirement date. As described in more detail below, the agreements also provide for enhanced benefits with respect to equity awards.

Under the change in control agreements, each named executive officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the change in control agreement otherwise would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a named executive officer becomes entitled to payments and benefits under a change in control agreement, he or she would be subject to a one-year noncompetition and nonsolicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

Duke Energy has entered into severance agreements with Mr. Fowler and Dr. Shaw. The severance agreements provide for severance payments and benefits in the event of termination of employment other than upon death, disability, for “cause” (as defined in the severance agreements) by Duke Energy or voluntarily by the executive as follows: (1) a lump-sum payment equal to two times the sum of the executive’s then-current base salary and target bonus, plus a pro rata amount of the executive’s target bonus for the year in which the termination occurs; (2) a lump-sum payment equal to the present value of the amount Duke Energy would have contributed or credited to the executive’s qualified and nonqualified pension and savings accounts during the two years following the termination date; (3) continued medical, dental and basic life insurance coverage for a two-year period or retiree medical benefits, if the executive would have become eligible for such benefits within two years following the termination date; and (4) continued vesting of long-term incentive awards, including stock options or restricted stock, held but not vested or exercisable on or before the termination date, in accordance with their terms for two years following the termination date, with any options or similar rights thereafter remaining exercisable for 90 days, if their term has not expired. The severance agreements contain restrictive covenants which prohibit Mr. Fowler and Dr. Shaw from competing with Duke Energy or soliciting employees or customers of Duke Energy for one year following termination, and from disclosing certain confidential information.

Duke Energy entered into a supplemental compensation agreement with Dr. Shaw effective September 1, 1992, to induce her to accept employment with Duke Energy. The agreement was replaced by a new agreement effective January 1, 1997, following Duke Energy’s conversion from a final average pay to a cash balance pension plan, to ensure Dr. Shaw’s benefits under the agreement were treated consistently with the conversion of benefits of other similarly-situated employees, while recognizing the provisions of the previous agreement. The January 1, 1997 agreement provided for the addition of $50,000 to Dr. Shaw’s supplemental account in the ECBP effective January 1, 1997. The agreement would also provide Dr. Shaw with a deferred compensation benefit in the amount, if any, by which $2,475,000 exceeds her projected balance (at age 62) in the RCBP and ECBP. As a result of the amount that has already been credited to Dr. Shaw’s accounts under the RCBP and ECBP, this results in no additional benefit for Dr. Shaw. If Dr. Shaw dies while employed at Duke Energy, Dr. Shaw’s designated beneficiary will be paid an amount equal to 1.5 times Dr. Shaw’s annual base pay at the time of her death. An additional provision provided that Dr. Shaw was credited with twenty years of service for the purpose of determining vacation benefits.

Effective on October 23, 2006, Duke Energy entered into a Severance and Consulting Agreement with Dr. Shaw that provides her with the severance benefits described in her severance agreement upon her retirement on April 30, 2007, as well as a consulting fee of $37,500 per month for 36 months, the first payment of which is due in May 2008. Upon entering into the Severance and Consulting Agreement, Dr. Shaw waived her rights to benefits under a retention award granted to her on April 4, 2006.

Effective upon Duke Energy’s spin-off of Spectra Energy on January 2, 2007, Duke Energy and Mr. Fowler agreed to terminate his severance agreement and his change in control agreement.

Retention Awards

On April 4, 2006, Duke Energy granted retention awards to several of its executive officers, including Messrs. Hauser and O’Connor and Dr. Shaw. Pursuant to these awards, Mr. Hauser will receive $1,000,000 and Mr. O’Connor will receive $850,000 if they remain employed with Duke Energy until April 4, 2008 or upon an earlier death, or, in the event of a “change in control” of Duke Energy, upon a voluntary termination for “good reason” or an involuntary termination without “cause,” as each of those terms is defined in the retention award agreement, within two years following a change in control. Duke Energy also granted a retention award to Dr. Shaw on April 4, 2006, but effective

October 23, 2006 Duke Energy entered into a Severance and Consulting Agreement with Dr. Shaw which, among other things, cancelled her right to such retention award.

Equity Awards – Affect of Termination of Employment

In the event of Mr. Rogers’ termination of employment for any reason other than death or disability, a pro-rated portion of his phantom shares, performance shares (assuming target performance) and stock options attributable to the pending quarterly or annual service or performance period (as the case may be), to the extent not already vested, will vest based on the amount of time during the vesting period that has elapsed prior to his termination of employment. If Mr. Rogers’ employment is terminated as a result of his death or disability, all of his phantom shares, performance shares (assuming target performance) and stock options will immediately vest, regardless of the service or performance period to which they are attributable. In addition, upon his termination of employment, his stock options, to the extent vested, will remain exercisable during the remainder of their ten-year term, except such options shall remain exercisable for no more than 90 days in the event that Mr. Rogers’ employment is terminated for cause (as defined in the employment agreement).

As described above, Duke Energy has entered into change in control agreements with Messrs. Hauser, Fowler and O’Connor and Dr. Shaw. With respect to equity awards, the agreements generally provide, in the event of termination of employment within two years after a “change in control” by Duke Energy without “cause” or by the executive for “good reason” (each such term as defined in the agreements), for continued vesting of long-term incentive awards, but excluding restricted stock, for two additional years.

Duke Energy has entered into severance agreements with Mr. Fowler and Dr. Shaw. With respect to equity awards, the agreements generally provide, in the event of termination of employment other than upon death, disability, for “cause” (as defined in the severance agreements) by Duke Energy or voluntarily by the executive, for continued vesting of long-term incentive awards for two additional years.

As described above, each year Duke Energy grants long-term incentives to its executive officers, and the terms of these awards vary somewhat from year to year. The following table summarizes the consequences under Duke Energy’s long-term incentive award agreements, without giving effect to the change in control and severance agreements described above, that would generally occur in the event of the termination of employment of a named executive officer (other than Messrs. Anderson and Rogers).

Event	Consequences
Voluntary termination or involuntary termination (retirement eligible)	Phantom Shares – continue to vest Performance Shares – prorated portion of award vests based on actual performance Options – continue to vest

Event	Consequences
Voluntary termination (not retirement eligible)	Phantom Shares, Performance Shares and Options – the executive’s right to unvested portion of award terminates immediately
Involuntary termination (not retirement eligible)

Phantom Shares – prorated portion of award vests

Performance Shares – prorated portion of award vests based on actual performance

Options – the executive’s right to unvested shares terminates immediately

Involuntary termination after a CIC	Phantom Shares – immediate vesting Performance Shares – see impact of change in control below Options – see impact of change in control below
Death or Disability	Phantom Shares – prorated portion of award vests Performance Shares – prorated portion of award vests based on actual performance Options – previously vested options are exercisable for 36 months
Change in Control	Phantom Shares – no impact absent termination of employment Performance Shares – prorated portion of award vests based on target performance Options – immediate vesting

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR A CHANGE IN CONTROL (“CIC”)

Name and Triggering Event	Cash Severance Payment(2)	Incremental Retirement Plan Benefit(3)	Welfare and Other Benefits(4)	Stock Awards (5)	Option Awards(6)
Paul M. Anderson
• Voluntary termination / Involuntary termination with cause	0	0	595,889	0	0
• Involuntary termination without cause	0	0	595,889	0	0
• Involuntary or good reason termination after a CIC	0	0	595,889	0	0
• Death	0	0	595,889	0	0
• Disability	0	0	595,889	0	0
James E. Rogers
• Voluntary termination / Involuntary termination with cause	0	0	0	714,513	6,359,952
• Involuntary termination without cause	14,097,033	0	423,877	714,513	6,359,952
• Involuntary or good reason termination after a CIC	14,097,033	0	423,877	714,513	6,359,952
• Death	0	0	2,897,625	13,577,410	12,110,659
• Disability	0	0	0	13,577,410	12,110,659
David L. Hauser
• Voluntary termination / Involuntary termination with cause	0	0	73,297	2,459,695	166,212
• Involuntary termination without cause	0	0	73,297	2,459,695	166,212
• Involuntary or good reason termination after a CIC	1,979,986	328,677	93,941	3,380,078	166,212
• Death	1,000,000	0	1,224,462	1,086,779	166,212
• Disability	0	0	73,297	1,086,779	166,212
Fred J. Fowler(1)
• Voluntary termination / Involuntary termination with cause	0	0	0	4,265,371	976,860
• Involuntary termination without cause	2,870,885	468,370	20,644	5,800,064	976,860
• Involuntary or good reason termination after a CIC	2,870,885	480,130	20,644	5,800,064	976,860
• Death	0	0	0	1,936,226	976,860
• Disability	0	0	0	1,936,226	976,860
Thomas C. O’Connor
• Voluntary termination / Involuntary termination with cause	0	0	22,690	0	0
• Involuntary termination without cause	0	0	22,690	794,536	0
• Involuntary or good reason termination after a CIC	2,052,000	340,920	52,776	2,019,202	204,120
• Death	850,000	0	22,690	794,536	0
• Disability	0	0	22,690	794,536	0
Ruth G. Shaw
• Voluntary termination / Involuntary termination with cause	1,785,000	288,133	20,644	2,238,159	534,600
• Involuntary termination without cause	1,785,000	288,133	20,644	3,051,947	534,600
• Involuntary or good reason termination after a CIC	1,785,000	288,133	20,644	3,051,947	534,600
• Death	1,785,000	288,133	1,326,125	1,008,844	534,600
• Disability	1,785,000	288,133	20,644	1,008,844	534,600

(1)                             On January 2, 2007, Mr. Fowler terminated employment with Duke Energy to become the Chief Executive Officer of Spectra Energy. Mr. Fowler was not entitled to severance benefits upon his termination. Therefore, the information set forth in this table with respect to Mr. Fowler will never become an obligation of Duke Energy.

(2)                             Amounts listed under “Cash Severance Payment” are payable under the terms of the named executive officer’s Employment Agreement, Change in Control Agreement, Key Employee Severance Agreement (“KESA”) or Retention Agreement, as applicable. The severance benefits set forth above do not include accrued salary and bonus payments earned through December 31, 2006; however such amounts are reflected in the Summary Compensation Table.  With respect to Dr. Shaw, the amounts listed under “Cash Severance Payment”, “Incremental Retirement Plan Benefits” and certain amounts under “Welfare and Other Benefits” are also included in “All Other Compensation” in the “Summary Compensation Table” on page 37.

(3)                             Pursuant to the KESA of Mr. Fowler and Dr. Shaw, amounts listed under “Incremental Retirement Plan Benefit” represent the present value of the additional amount that would be contributed to the Duke Energy Retirement Cash Balance Plan, Duke Energy Executive Cash Balance Plan, Duke Energy Retirement Savings Plan and the Duke Energy Executive Savings Plan in the event that the named executive officer continued to be employed by Duke Energy, at his or her rate of base salary as in effect on December 31, 2006, for two additional years. However, for qualifying terminations in the change in control context, pursuant to the Change in Control Agreements of Messrs. Hauser, Fowler and O’Connor, amounts listed under “Incremental Retirement Plan Benefit” represent the additional amounts (i.e., not the net present value) that would be contributed to the Duke Energy Retirement Cash Balance Plan, Duke Energy Executive Cash Balance Plan, Duke Energy Retirement Savings Plan and the Duke Energy Executive Savings Plan in the event the named executive officer continued to be employed by Duke Energy, at his rate of base salary as in effect on December 31, 2006, for two additional years.

(4)                             Amounts listed under “Welfare and Other Benefits” include: (a) accrued vacation; (b) the amount that would be paid to each named executive officer who has entered into a KESA or Change in Control Agreement in lieu of providing continued welfare benefits for 24 months, (c) life insurance proceeds with respect to grandfathered life insurance benefits for Messrs. Rogers and Hauser and Dr. Shaw, and (d) amounts paid to reimburse Mr. Anderson for a loss on the sale of his principal residence, plus a tax gross-up on such amount. The life insurance benefits for Mr. Hauser and Dr. Shaw are provided under split dollar life insurance arrangements that provide a death benefit in an amount equal to the excess of 2.5 times each individual’s annual base salary over his or her supplemental account under the Duke Energy Executive Cash Balance Plan.  As of December 31, 2006, $223,825 was credited to Mr. Hauser’s supplemental account and $734,519 was credited to Dr. Shaw’s supplemental account.

(5)                             The amounts listed under “Stock Awards” do not include amounts attributable to the phantom shares and performance shares that vested on December 31, 2006; such amounts are included in the “Option Exercises and Stock Vested Table” on page 46.

(6)                             The amounts listed under “Option Awards” consist of only those options for which (i) vesting is accelerated upon the applicable termination event or (ii) vesting continues after the applicable termination event (i.e., due to the executives being retirement eligible). As of December 31, 2006, and without regard to any acceleration of vesting that would otherwise occur upon a triggering event, the vested options of Messrs. Anderson, Rogers, Hauser, Fowler and O’Connor and Dr. Shaw were 1,100,000, 0, 187,650, 972,850, 75,900 and 590,600, respectively.

The amounts listed in the preceding table have been determined based on a variety of assumptions, and the actual amounts to be paid out can only be determined at the time of each named executive officer’s termination of employment. The amounts described in the table do not include compensation to which each named executive officer would be entitled without regard to his or her termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, (ii) amounts that have been earned, but not yet paid, under the terms of the plans listed under the “Pension Benefits” and “Nonqualified Deferred Compensation” tables on pages 47 and 51, (iii) consulting fees payable to Dr. Shaw as described on page 58 and (iv) the potential reimbursement of legal fees.

The amounts shown above do not reflect the fact that, under the Change in Control Agreements that Duke Energy has entered into with Messrs. Hauser, Fowler and O’Connor and Dr. Shaw, in the event that payments to any such executive in connection with a change in control otherwise would result in a golden parachute excise tax and lost tax deduction under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, such amounts would be reduced to the extent necessary so that such tax would not apply under certain circumstances. As previously described, Mr. Rogers is entitled to a tax gross-up payment if any amounts payable to him are subject to the golden parachute excise tax.

The amounts shown above with respect to stock awards and option awards were calculated based on a variety of assumptions, including the following: (i) the named executive officer terminated employment on December 31, 2006; (ii) a stock price for Duke Energy common stock equal to $33.21, which was the closing price on December 29, 2006 (the last trading day of 2006); (iii) the continuation of Duke Energy’s dividend at the rate in effect on December 31, 2006; and

(iv) performance at the target level with respect to performance shares. Additionally, the amounts listed above with respect to Messrs. Hauser and Fowler and Dr. Shaw reflect the fact that, upon termination for any reason, except death or disability, such individuals would receive the full value of all unvested phantom shares and the dividends that would be paid on such shares for the remainder of the original vesting period, in accordance with the terms of the awards, because each such individual has attained retirement age.

Potential Payments Due Upon a Change in Control

Other than as described below, the occurrence of a change in control of Duke Energy would not trigger the payment of benefits to the named executive officers absent a termination of employment.  If a change in control of Duke Energy occurred on December 31, 2006, the outstanding performance shares awards would be paid out on a prorated basis assuming target performance.  As of December 31, 2006, the prorated performance shares that would be paid as a result of these accelerated vesting provisions would have had a value of $0, $0, $836,674, $1,501,208, $608,725 and $780,757 for Messrs. Anderson, Rogers, Hauser, Fowler and O’Connor and Dr. Shaw, respectively. In addition, options with a December 31, 2006 value of $0, $0, $166,212, $976,860, $204,120 and $534,600 for Messrs. Anderson, Rogers, Hauser, Fowler, O’Connor and Dr. Shaw, respectively, would become vested upon a change in control.

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The following is the report of the Corporate Governance Committee with respect to its philosophy, responsibilities and initiatives.

Philosophy and Responsibilities

We believe that sound corporate governance has three components: (i) Board independence, (ii) processes and practices that foster solid decision-making by both management and the Board of directors, and (iii) balancing the interests of all of our stakeholders – our investors, customers, employees, the communities we serve and the environment. The Committee’s charter is available on our website at www.duke-energy.com/investors/governance and is summarized below:

Membership.   The Committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

Responsibilities.   The Committee’s responsibilities include, among other things: (i) implementing policies regarding corporate governance matters; (ii) assessing the Board’s membership needs and recommending nominees; (iii) recommending to the Board those directors to be selected for membership on, or removal from, the various Board committees and those directors to be designated as chairs of Board committees; and (iv) sponsoring and overseeing performance evaluations for the various Board committees, the Board as a whole, and the directors and management, including the Chief Executive Officer.

Investigations and Evaluations.   The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee’s duties and responsibilities, and may retain, at the Company’s expense, and in the Committee’s sole discretion, consultants to assist in such work as the Committee deems necessary. In addition, the Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by the Company. Finally, the Committee conducts an annual self-evaluation of its performance.

Governance Initiatives

All of our Board committee charters, as well as our Principles for Corporate Governance, Code of Business Ethics and Code of Business Conduct & Ethics are available on our website at www.duke-energy.com/investors/governance and are available in print upon request. Any amendment to or waiver from our Code of Business Ethics for executive officers or Code of Business Conduct & Ethics for directors must be approved by the Board and will be posted on our website. There were no such amendments or waivers considered or granted in 2006. Additionally, during 2006 our Board held three executive sessions with independent directors only.

Director Candidates

Profile.   We look for the following characteristics in any candidate for nominee to serve on our Board:

•              fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

•              a genuine interest in Duke Energy and a recognition that, as a member of the Board, one is accountable to the shareholders of Duke Energy, not to any particular interest group;

•              a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

•              present or former chief executive officer, chief operating officer, or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or a professional who regularly advises such organizations;

•              no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to Duke Energy and its shareholders;

•              the ability and willingness to spend the time required to function effectively as a director;

•              compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with Duke Energy as a director;

•              independent opinions and willingness to state them in a constructive manner; and

•              willingness to become a shareholder of Duke Energy (within a reasonable time of election to the Board).

Nominees.   The Committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board standing for re-election. The Committee will provide the third party, based on surveys of the then-current Board members and the profile described above, the characteristics, skills and experiences that may complement those of our existing members. The third party will then provide recommendations for nominees with such attributes. The Committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee’s experiences and skills. In addition, the Committee considers the shareholder- nominee’s independence with respect to both the Company and the nominating shareholder. All of the nominees on the proxy card are current members of our Board and were recommended by the Committee.

Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to Corporate Governance Committee, c/o Corporate Secretary, Duke Energy Corporation, P.O. Box 1006, Charlotte, NC 28201-1006. The notice must set forth, as to each person whom the shareholder proposes to nominate for election as director:

•              the name and address of the recommending shareholder(s), and the class and number of shares of capital stock of Duke Energy that are beneficially owned by the recommending shareholder(s);

•              a representation that the recommending shareholder(s) is a holder of record of stock of Duke Energy entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•              the name, age, business address and principal occupation and employment of the recommended nominee;

•              any information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and/or the Corporate Governance Committee;

•              any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable New York Stock Exchange rules and Securities and Exchange Commission rules and regulations;

•              a description of any business or personal relationship between the recommended nominee and the recommending shareholder(s), including all arrangements or understandings between the recommended nominee and the recommending shareholder(s) and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the recommending shareholder(s);

•              a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, (2) affirming the recommended nominee’s willingness to be a director, and (3) consenting to serve as a director if so elected;

•              if the recommending shareholder(s) has beneficially owned more than 5% of Duke Energy’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC;

•              if the recommending shareholder(s) intends to solicit proxies in support of such recommended nominee, a representation to that effect; and

•              all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee’s business experience, (2) the class and number of shares of capital stock of Duke Energy, if any, that are beneficially owned by the recommended nominee and (3) material relationships or transactions, if any, between the recommended nominee and Duke Energy’s management.

Resignation and Retirement Policies

Our Principles for Corporate Governance set forth our procedures to be followed if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Principles for Corporate Governance, which is posted on our website at www.duke-energy.com/investors/governance.

Communications with Directors

Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

Corporate Secretary
Duke Energy Corporation
P.O. Box 1006
Charlotte, NC 28201-1006

Interested parties can communicate with our lead director by writing to the following address:

Lead Director
c/o Corporate Secretary
Duke Energy Corporation
P.O. Box 1006
Charlotte, NC 28201-1006

Our Corporate Secretary will distribute communications to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Duke Energy Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as: spam; junk mail and mass mailings; service complaints; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee

Ann Maynard Gray (Chair)
Michael G. Browning
Mary L. Schapiro

OTHER INFORMATION

Discretionary Voting Authority

As of the date this proxy statement went to press, Duke Energy did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Duke Energy’s directors and executive officers, and any persons owning more than ten percent of Duke Energy’s common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Duke Energy. We prepare and file these reports on behalf of our directors and executive officers. During 2006, Form 4s reporting a transaction by Roger Agnelli, Paul H. Barry, Alex G. Bernhardt, Sr., Michael G. Browning, Julie Dill, William T. Esrey, Lynn J. Good, Ann Maynard Gray, Dennis R. Hendrix, Jimmy W. Mogg, Michael E. J. Phelps, James T. Rhodes and Ruth G. Shaw were filed after its due date. To our knowledge, all other Section 16(a) reporting requirements applicable to our directors and executive officers were complied with during 2006.

Proposals and Business by Shareholders

If you wish to submit a proposal for inclusion in the proxy statement for our 2008 annual meeting of shareholders, we must receive it by December 1, 2007.

In addition, if you wish to introduce business at our 2008 annual meeting (besides that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our bylaws, and we must receive it no earlier than January 11, 2008 and no later than February 10, 2008. The individuals named as proxy holders for our 2008 annual meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

Your proposal or notice should be mailed to Duke Energy’s Corporate Secretary at P.O. Box 1006, Charlotte, North Carolina 28201-1006.

Electronic Delivery of the 2007 Annual Report and Proxy Materials

If you received a paper version of this year’s proxy materials, please consider signing up for electronic delivery of next year’s materials. Electronic delivery reduces Duke Energy’s printing and postage costs associated with paper publications. You will be notified immediately by e-mail when next year’s annual report and proxy materials are available. E-delivery makes it more convenient for shareholders to cast their votes on issues that affect Duke Energy.

In order to enroll for electronic delivery, go to www.icsdelivery.com/duk and follow the instructions. You will need to enter a valid email address along with your social security number.

If you elect to receive your Duke Energy materials via the Internet, you can still request paper copies by contacting Investor Relations at (800) 488-3853 or by e-mail at InvestDUK@duke-energy.com.

Householding Information

Duke Energy has adopted a procedure called “householding”, which has been approved by the SEC, for shareholders of record on February 1, 2003. Under this procedure, a single copy of the annual report and proxy statement is sent to any household at which two or more shareholders reside, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Each shareholder will continue to receive separate proxy cards, and householding will not affect dividend check mailings, or InvestorDirect Choice Plan statement mailings, in any way.

If you have already consented to householding, householding will continue until you are notified otherwise or until you notify Investor Relations by telephone at (800) 488-3853, by e-mail at InvestDUK@duke-energy.com, or by mail at P.O. Box 1005, Charlotte, NC 28201-1005, that you wish to continue to receive separate annual reports and proxy statements. You will be removed from the householding program within 30 days of receipt of your notice. If you received a householded mailing this year and you would like to have additional copies of our annual report and proxy statement mailed to you, please submit your request to Investor Relations at the number or address above. We will promptly send additional copies of the annual report and proxy statement upon receipt of such request.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Duke Energy Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 9, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Duke Energy Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                  DUKEE1                             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DUKE ENERGY CORPORATION
The Board of Directors recommends a vote “For All” Director nominees.

1. Election of ten directors:

01) William Barnet, III 02) G. Alex Bernhardt, Sr. 03) Michael G. Browning 04) Phillip R. Cox 05) Ann Maynard Gray	06) James H. Hance, Jr. 07) James T. Rhodes 08) James E. Rogers 09) Mary L. Schapiro 10) Dudley S. Taft	à	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote “For” Proposal 2.

â
	For	Against	Abstain

2. Ratification of Deloitte & Touche LLP as Duke Energy’s independent public accountant for 2007	☐	☐	☐

I have provided written comments on the back of this card.			☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to
Annual Meeting of Shareholders

DUKE ENERGY CORPORATION
Annual Meeting of Shareholders
May 10, 2007 at 10:00 a.m.
Energy Center – O.J. Miller Auditorium
526 South Church Street
Charlotte, North Carolina

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James E. Rogers, David L. Hauser, Julia S. Janson and Marc E. Manly, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of Common Stock of Duke Energy Corporation of the undersigned at the annual meeting of shareholders to be held in the Energy Center, 526 South Church Street, Charlotte, North Carolina, on May 10, 2007 and at any adjournment thereof, upon all subjects that may come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the individuals designated above will vote for the election of all director nominees, in accord with the directors’ recommendations on the other subject listed on this card and at their discretion on any other matter that may come before the meeting.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)